As filed with the United States Securities and Exchange Commission on April 13, 2015
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

BBVA Compass Bancshares, Inc.
(Exact name of registrant as specified in its charter)

Texas		20-8948381
(State or other jurisdiction of incorporation or organization)		(IRS Employer Identification Number)
2200 Post Oak Blvd. Houston, Texas 77056 (205) 297-3000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

B. Shane Clanton Senior Executive Vice President, General Counsel and Secretary BBVA Compass Bancshares, Inc. 15 South 20th Street Birmingham, Alabama 35233 (205) 297-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Christopher S. Schell Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4011
Approximate date of commencement of proposed sale to the public:  From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the United States Securities and Exchange Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

(Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Senior Debt Securities (3) Subordinated Debt Securities (3) Preferred Stock (4) Depositary Shares (5)
Total	$1,500,000,000		$1,500,000,000	$174,300
(1)  Not specified as to each class of securities to be registered pursuant to General Instruction II.D of Form S-3.
(2)  These debt securities, preferred stock and depositary shares of BBVA Compass Bancshares, Inc. are being initially registered, and will be initially offered and sold, under this registration statement but in no event will the aggregate initial offering price exceed $1,500,000,000, which amount represents the principal amount of any debt securities and the issue price of any preferred stock or depositary shares.  The proposed maximum aggregate offering price is being estimated solely for the purpose of calculating the registration fee paid hereby in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(3)  Subject to note (2) above, there is being registered hereby an indeterminate principal amount of debt securities (which may be senior or subordinated) that may be offered and sold on an ongoing basis.  If any debt securities are issued at an original issue discount or premium, then the offering price may be increased or decreased, as applicable, to such amount as shall result in aggregate net proceeds not in excess of $1,500,000,000 to BBVA Compass Bancshares, Inc. or, if any debt securities are issued with an offering price payable in a foreign currency, such amount as shall result in a maximum aggregate offering price equivalent to $1,500,000,000 at the time of initial offering.
(4)  Subject to note (2) above, there is being registered hereby such indeterminate number of shares of preferred stock as may from time to time be issued at indeterminate prices.
(5)  There is being registered hereby such indeterminate number of depositary shares as may from time to time be issued in the event that BBVA Compass Bancshares, Inc. elects to offer fractional or multiple interests in shares of the preferred stock registered hereby.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the United States Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

This prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the United States Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 13, 2015
PROSPECTUS
BBVA Compass Bancshares, Inc.

Senior Debt Securities
Subordinated Debt Securities
Preferred Stock
Depositary Shares

up to an aggregate initial offering price of U.S. $1,500,000,000 or the equivalent thereof in other currencies

We, BBVA Compass Bancshares, Inc., may from time to time offer senior debt securities, subordinated debt securities (together, the “debt securities”), preferred stock and depositary shares (together with the debt securities, the “securities”). This prospectus describes the general terms of these securities and the general manner in which we will offer the securities. The specific terms of any securities we offer will be included in a separate term sheet, pricing supplement, product supplement, underlying supplement, prospectus supplement and/or other offering document or supplement, as the case may be.  We refer to such term sheets, pricing supplements, product supplements, underlying supplements, prospectus supplements and other documents or supplements used to sell these securities as “pricing supplements.”

Investing in the securities involves risks. See “Risk Factors” beginning on page 6.

Neither the United States Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this prospectus or any separate term sheet, pricing supplement, product supplement, underlying supplement or prospectus supplement.  Any representation to the contrary is a criminal offense.

The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

BBVA

, 2015

TABLE OF CONTENTS

	Page		Page
Summary	1	Securities Offered on a Global Basis Through the Depositary	44
Where You Can Find More Information	5	Material U.S. Federal Income Tax Consequences Relating to Debt
Risk Factors	6	Securities	46
BBVA Compass Bancshares, Inc.	9	Plan of Distribution (Conflicts of Interest)	56
Consolidated Ratios of Earnings to Fixed Charges	10	Legal Matters	57
Use of Proceeds	11	Experts	57
Description of Debt Securities	12	Benefit Plan Investor Considerations	57
Description of Preferred Stock	39
Forms of Debt Securities	41

You should rely only on the information we incorporate by reference or provide in this prospectus or the accompanying pricing supplement. We have not authorized anyone else to provide you with different or additional information. We are not making an offer of these securities in any state where the offer is not permitted. Except as we indicate under the headings “Consolidated Ratios of Earnings to Fixed Charges,” “BBVA Compass” and “Use of Proceeds,” the terms “BBVA Compass,” “we,” “us” and “our” refer to BBVA Compass Bancshares, Inc., excluding its consolidated subsidiaries.

i

SUMMARY

We may offer senior debt securities, subordinated debt securities, preferred stock and depositary shares. The following summary describes these securities in general terms only. You should read the summary together with the more detailed information contained in the rest of this prospectus and the applicable pricing supplement.

General Terms of the Debt Securities
Our debt securities may be senior or subordinated in priority of payment. The senior and subordinated debt securities will be issued under separate indentures between us and U.S. Bank National Association, as trustee. We have summarized the general features of the indentures under the heading “Description of Debt Securities.” We encourage you to read the indentures, which are exhibits to our registration statement.

General Terms of the Preferred Stock
We may sell our preferred stock, par value $0.01 per share, in one or more series. We have summarized the general features of the preferred stock under the heading “Description of Preferred Stock.” The specific terms applicable to any series of preferred stock will be described in a pricing supplement.

Terms Specified in Pricing Supplements
When we decide to sell particular securities, we will prepare one or more pricing supplements describing the securities offering and the specific terms of the securities. You should carefully read this prospectus and any applicable pricing supplement. We may also prepare free writing prospectuses that describe particular securities. Any free writing prospectus should also be read in connection with this prospectus and with any other pricing supplement referred to therein. For purposes of this prospectus, any reference to an applicable pricing supplement may also refer to a free writing prospectus, unless the context otherwise requires.

We will offer our securities to investors on terms determined by market and other conditions. Our securities may be sold for U.S. dollars or foreign currency.

In any pricing supplement we prepare, we will provide the name of and describe the compensation to each dealer, underwriter or agent, if any, involved in the sale of the securities being offered and the managing underwriters for any securities sold to or through underwriters. Any underwriters, including managing underwriters, dealers or agents in the United States may include BBVA Securities Inc. (“BSI”), a subsidiary of ours.

In addition to the foregoing, the accompanying pricing supplement with respect to an issuance of debt securities will provide the terms of the debt securities, including the following to the extent applicable:

•  The debt securities will pay interest, if any, on the dates specified in the applicable pricing supplement.

• The debt securities will bear interest at either a fixed rate or a floating rate that varies during the lifetime of the relevant debt securities, which, in either case, may be zero.

•  The debt securities will be issued in U.S. dollars unless we specify otherwise in the applicable pricing supplement.

•  The debt securities will be either senior or subordinated.

•  The debt securities may be either redeemed by us or puttable by you.

•  The debt securities may be optionally or mandatorily exchangeable for securities of an entity that is affiliated or not affiliated with us, for a basket or index of those securities or for the cash value of those securities.

•  Payments of principal and/or interest on the debt securities may be linked to one or more currency exchange rates or indices of currency exchange rates, securities or baskets or indices of securities or other property, interest rates or other financial or economic measures, commodity prices or indices, or any other property, or any combination of the foregoing.

•  We may issue amortizing debt securities that pay a level amount in respect of both interest and principal amortized over the life of the debt securities.

•  We may from time to time, without your consent, create and issue additional debt securities with the same terms as debt securities previously issued so that they may be combined with the earlier issuance, provided that if the additional debt securities are not fungible with the debt securities previously issued for U.S. federal income tax purposes, they will have a separate CUSIP number.

•  The debt securities will be held in global form by The Depository Trust Company (“DTC”), unless we specify otherwise in the applicable pricing supplement.

•  The debt securities will not be listed on any securities exchange, unless we specify otherwise in the applicable pricing supplement.

The accompanying pricing supplement with respect to an issuance of preferred stock will provide the terms of the preferred stock, including the following to the extent applicable: the specific designation, the aggregate number of shares offered, the dividend rate or manner of calculating the dividend rate, the dividend periods or manner of calculating the dividend periods, the stated value of the shares of the series, the voting rights of the shares of the series, whether and on what terms we can redeem the shares of the series, whether we will offer depositary shares representing shares of the series and if so, the fraction or multiple of a share of preferred stock represented by each depositary share, whether we will list the preferred stock or depositary shares on a securities exchange and any other specific terms of the series of preferred stock.

Structural Subordination; Our Receipt of Cash from Our Subsidiaries May Be Restricted
The securities are unsecured senior or subordinated obligations of ours, but our assets consist primarily of equity in our subsidiaries. As a result, our ability to make payments on our debt securities and/or pay dividends on our preferred stock depends upon our receipt of dividends, loan payments and other funds from our subsidiaries. In addition, if any of our subsidiaries becomes insolvent, the direct creditors of that subsidiary will have a prior claim on its assets, and our rights and the rights of our creditors, including your rights as an owner of our debt securities or preferred stock, will be subject to that prior claim, unless we are also a direct creditor of that subsidiary. This subordination of creditors of a parent company to prior claims of creditors of its subsidiaries is commonly referred to as structural subordination.

In addition, various statutes and regulations restrict some of our subsidiaries from paying dividends or making loans or advances to us. These restrictions could prevent those subsidiaries from paying the cash to us that we need in order to pay you. These restrictions include:

•      capital adequacy standards established by the Federal Reserve Board, which apply to some of our principal subsidiaries, such as Compass Bank, an Alabama banking corporation (“Compass Bank”), which operates under the brand “BBVA Compass,” and

• banking regulations, which apply to Compass Bank and other bank subsidiaries of ours.

Form Debt of Securities
The debt securities will be issued in fully registered form and will be represented either by a global security registered in the name of a nominee of DTC, as depositary, or by certificates issued in definitive form, as set forth in the applicable pricing supplement.  We will not issue book-entry securities as certificated securities except under the circumstances described in “Forms of Debt Securities—The Depositary” in this prospectus, under which heading you may also find information on DTC’s book-entry system.

Market-making by Our Affiliates
Following the initial distribution of an offering of securities, BSI and other affiliates of ours may offer and sell those securities in the course of their businesses as broker dealers. BSI and other affiliates of ours may act as a principal or agent in these transactions. This prospectus and the applicable pricing supplement will also be used in connection with those transactions. Sales in any of those transactions will be made at varying prices related to prevailing market prices and other circumstances at the time of sale

How to Reach Us	You may contact us at our principal executive offices at 2200 Post Oak Blvd., Houston, Texas 77056 or, via telephone, at (205) 297-3000.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  In addition, the SEC maintains a website that contains reports, proxy statements and other information that we electronically file.  The address of the SEC’s website is http://www.sec.gov.  You can find information we have filed with the SEC by reference to file number 000-55106.

We are a wholly owned subsidiary of Banco Bilbao Vizcaya Argentaria, S.A. (“BBVA”). BBVA is a global financial services group founded in 1857. It has a significant position in Spain, owns the largest financial institution in Mexico, has franchises in South America, has a banking position in Turkey and operates an extensive global branch network. BBVA acquired Compass Bancshares, Inc. in 2007 and, following a merger in 2013 with BBVA USA Bancshares, Inc., the surviving entity’s name was changed to BBVA Compass Bancshares, Inc. BBVA is subject to the periodic reporting requirements of the Exchange Act and in accordance therewith files annual reports on Form 20-F and furnishes other reports and information on Form 6-K to the SEC. For further information regarding BBVA, you may inspect and copy the materials BBVA files with the SEC at the public reference room maintained by the SEC or on the SEC’s website. You can find information BBVA has filed with the SEC by reference to file number 333-04918.

This prospectus is part of a registration statement we filed with the SEC.  This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations.  You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the securities we are offering.  Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings.  You should review the complete document to evaluate these statements.

The SEC allows us to incorporate by reference much of the information we file with them, which means that we can disclose important information to you by referring you to those publicly available documents.  The information that we incorporate by reference in this prospectus is considered to be part of this prospectus.  Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated by reference in this prospectus.  This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded.  This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Section 13(a), Section 13(c), Section 14 or Section 15(d) of the Exchange Act (other than information in the documents or filings that is deemed to have been furnished and not filed) until we complete our offering of the securities to be issued under the registration statement or, if later, the date on which any of our affiliates cease offering and selling these securities:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2014; and

•	Current Reports on Form 8-K dated March 11, 2015, April 10, 2015 and April 13, 2015.

You can request a copy of these documents, excluding exhibits not specifically incorporated by reference into these documents, at no cost, by writing or telephoning us at the following address:

BBVA Compass Bancshares, Inc.
2200 Post Oak Blvd.
Houston, Texas 77056
Attention:  Investor Relations
(205) 297-3000

RISK FACTORS

For a discussion of the risk factors affecting BBVA Compass and its business, including liquidity risk, market risk, credit risk, operational risk, competitive environment, legal risk and international risk, among others, see “Risk Factors” in Part I, Item 1A of our most recent annual report on Form 10-K and our current and periodic reports filed pursuant to the Exchange Act that are incorporated by reference into this prospectus.

In addition, some of the securities we offer may be subject to the risks as described below.

Reform of LIBOR and EURIBOR and Proposed Regulation of These and Other “Benchmarks”

The London Interbank Offered Rate (“LIBOR”), the Euro Interbank Offered Rate (“EURIBOR”) and other indices which are deemed “benchmarks” are the subject of recent national, international and other regulatory guidance and proposals for reform.  Some of these reforms are already effective while others are still to be implemented.  These reforms may cause such benchmarks to perform differently than in the past, or have other consequences which cannot be predicted.

In September 2012, the U.K. government published the results of its review of LIBOR (commonly referred to as the “Wheatley Review”).  The Wheatley Review made a number of recommendations for changes with respect to LIBOR including the introduction of statutory regulation of LIBOR, the transfer of responsibility for LIBOR from the British Bankers’ Association to an independent administrator, changes to the method of compilation of lending rates and new regulatory oversight and enforcement mechanisms for rate-setting.  Based on the Wheatley Review, final rules for the regulation and supervision of LIBOR by the Financial Conduct Authority (the “FCA”) were published and came into effect on April 2, 2013 (the “FCA Rules”).  In particular, the FCA Rules include requirements that (i) an independent LIBOR administrator monitor and survey LIBOR submissions to identify breaches of practice standards and/or potentially manipulative behavior, and (ii) firms submitting data to LIBOR establish and maintain a clear conflicts of interest policy and appropriate systems and controls.  In response to the Wheatley Review recommendations, ICE Benchmark Administration Limited (the “ICE Administration”) has been appointed as the independent LIBOR administrator, effective February 1, 2014.

It is not possible to predict the effect of the FCA Rules, any changes in the methods pursuant to which the LIBOR rates are determined and any other reforms to LIBOR that will be enacted in the U.K., which may adversely affect the trading market for LIBOR-based securities.  In addition, any changes announced by the FCA, the ICE Administration or any other successor governance or oversight body in the method pursuant to which the LIBOR rates are determined may result in a sudden or prolonged decrease (or increase) in the reported LIBOR rates.  If that were to occur, the level of interest payments on and the trading value of LIBOR-based securities may be adversely affected.  Further, uncertainty as to the extent and manner in which the Wheatley Review recommendations will continue to be adopted and the timing of such changes may adversely affect the current trading market for LIBOR-based securities.

At an international level, proposals for the reform of “benchmarks” include (i) IOSCO’s Principles for Financial Market Benchmarks (July 2013), (ii) ESMA-EBA’s Principles for the benchmark-setting process (June 2013) and (iii) the European Commission’s proposed regulation on indices used as “benchmarks” in certain financial instruments, financial contracts and investment funds (September 2013) (the “Proposed Benchmark Regulation”).

The Proposed Benchmark Regulation, if passed in its current form, would apply to “contributors,” “administrators” and “users” of “benchmarks” in the European Union, and would, among other things, (i) require benchmark administrators to be authorized (or, if non-European Union-based, to be subject to an equivalent regulatory regime) and to comply with extensive requirements in relation to the administration of “benchmarks” and (ii) ban the use of “benchmarks” of unauthorized administrators.  The scope of the Proposed Benchmark Regulation is wide and, in addition to so-called “critical benchmark” indices such as LIBOR and EURIBOR, could also potentially apply to many interest rate and foreign exchange rate indices, equity indices and other indices (including “proprietary” indices or strategies) where referenced in financial instruments, financial contracts and investment funds.

It is presently unclear whether the Proposed Benchmark Regulation will be passed in its current form (and in particular, whether it will have the broad scope currently envisaged) and, if so, when it would become effective.  However, if so enacted, it could potentially have a material impact on any securities based on or linked to a “benchmark” index in a range of circumstances including, without limitation, where:

•
the administrator of an index which is a “benchmark” relating to a series of securities does not have or obtain or ceases to have the appropriate European Union authorizations in order to operate such a “benchmark“ or is based in a non-European Union jurisdiction which does not have equivalent regulation.  In such an event, depending on the particular “benchmark” and the applicable terms of the securities, the securities could be de-listed (if listed) or may otherwise be adversely affected; and

•
the methodology or other terms of the “benchmark” relating to a series of securities is changed in order to comply with the terms of the Proposed Benchmark Regulation, and such changes have the effect of reducing or increasing the published rate or level of the “benchmark” or of affecting the volatility of such published rate or level, or otherwise result in an adverse effect on the trading market for, return on or the value of the relevant securities.

More broadly, the FCA Rules, the Proposed Benchmark Regulation and any of the other international, national or other proposals for reform or general increased regulatory scrutiny of “benchmarks” could have a material adverse effect on the costs and risks of administering or otherwise participating in the setting of a “benchmark” and complying with any such regulations or requirements.  Such factors may have the effect of discouraging market participants from continuing to administer or participate in certain “benchmarks,” trigger changes in the rules or methodologies used in the determination of certain “benchmarks” or may even lead to the disappearance of certain “benchmarks.”  The disappearance of, or uncertainty relating to the continued existence of, a “benchmark” or changes in the manner of determination of or administration of a “benchmark” may adversely affect the trading market for, return on, or value of “benchmark”-based securities.

In addition to the international proposals for the reform of “benchmarks” described above, there are numerous other proposals, initiatives and investigations which may impact the use and regulation of “benchmarks.”  For example, there are ongoing global investigations into the setting of foreign exchange rate “benchmarks,” which may result in further regulation around the setting of foreign exchange rates.

Any of the above changes or any other consequential changes to LIBOR, EURIBOR or any other “benchmark” as a result of U.K., European Union, or other international, national or other proposals for reform or other initiatives or investigations, or any further uncertainty in relation to the timing and manner of implementation of such changes could have a material adverse effect on the value of and return on any securities based on or linked to a “benchmark.”

Foreign Currency Risks

You should consult your financial and legal advisers as to any specific risks entailed by an investment in securities that are denominated or payable in, or the payment of which is linked to the value of, a currency other than the currency of the country in which you are resident or in which you conduct your business, which we refer to as your “home currency.”  Such securities are not appropriate investments for investors who are not sophisticated in foreign currency transactions.  We disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States of any matters arising under non-U.S. law that may affect the purchase or holding of, or the receipt of payments on, such securities.  These persons should consult their own legal and financial advisers concerning these matters.

Exchange Rates and Exchange Controls May Affect the Securities’ Value or Return

General Exchange Rate and Exchange Control Risks.  An investment in a security that is denominated or payable in, or the payment of which is linked to the value of, currencies other than your home currency entails significant risks.  These risks include the possibility of significant changes in rates of exchange between your home currency and the relevant foreign currencies and the possibility of the imposition or modification of exchange controls by the relevant governmental entities.  These risks generally depend on economic and political events over which we have no control, as well as the supply and demand for the relevant currencies.

Exchange Rates Will Affect Your Investment.  In recent years, rates of exchange between some currencies have been highly volatile and this volatility may continue in the future.  Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur during the term of any security.  Depreciation against your home currency of the currency in which a security is payable would result in a decrease in the effective yield of the security below its coupon rate or in the payout of such security and could result in an overall loss to you on a home currency basis.  In addition, depending on the specific terms of a currency-linked security, changes in exchange rates relating to any of the relevant currencies could result in a decrease in its effective yield and in your loss of all or a substantial portion of the value of that security.

We Have No Control Over Exchange Rates. Currency exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government or left to float freely. Exchange rates of most economically developed nations are permitted to fluctuate in value relative to the U.S. dollar and to each other. However, from time to time, governments may use a variety of techniques, such as intervention by a country’s central bank, the imposition of regulatory controls or taxes or changes in interest rates to influence the exchange rates of their currencies. In addition, governments around the world, including the United States government and governments of other major world currencies, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies.  Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by a devaluation or revaluation of a currency. These governmental actions could change or interfere with currency valuations and may cause currency exchange rates to fluctuate more than would otherwise occur in response to economic forces, as well as in response to the movement of currencies across borders.

As a consequence, these government actions could adversely affect yields or payouts in your home currency for (i) securities denominated or payable in currencies other than your home currency and (ii) currency-linked securities.

We will not make any adjustment or change in the terms of any securities in the event that exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of other developments affecting your home currency or any applicable foreign currency. You will bear those risks.

Some Foreign Currencies May Become Unavailable. Governments have imposed from time to time, and may in the future impose, exchange controls that could also affect the availability of a specified currency. Even if there are no actual exchange controls, it is possible that the applicable currency for any security would not be available when payments on that security are due.

Alternative Payment Method Used if Payment Currency Becomes Unavailable. Unless otherwise specified in the applicable pricing supplement, if a payment currency is unavailable, we would make required payments in U.S. dollars on the basis of the market exchange rate, which might be an extremely unfavorable rate at the time of any such unavailability. However, if the applicable currency for any security is not available because the euro has been substituted for that currency, we would make the payments in euro. The mechanisms for making payments in these alternative currencies are explained in “Description of Debt Securities—Interest and Principal Payments” below.

We Will Provide Currency Exchange Information in Applicable Pricing Supplements. The applicable pricing supplement will include information regarding current applicable exchange controls, if any, and historic exchange rate information for any security denominated or payable in a foreign currency or requiring payments that are related to the value of a foreign currency. That information will be furnished only for informational purposes. You should not assume that any historic information concerning currency exchange rates will be indicative of the range of, or trends in fluctuations in, currency exchange rates that may occur in the future.

Currency Conversions May Affect Payments on Some Securities

The applicable pricing supplement may provide for (i) payments on a non-U.S. dollar denominated security to be made in U.S. dollars or (ii) payments on a U.S. dollar denominated security to be made in a currency other than U.S. dollars. In these cases, Compass Bank, in its capacity as the exchange rate agent, or a different exchange rate agent identified in the applicable pricing supplement, will convert the currencies. You will bear the costs of conversion through deductions from those payments.

Exchange Rates May Affect the Value of a New York Judgment Involving Non-U.S. Dollar Securities

The debt securities will be governed by and construed in accordance with the laws of the State of New York. If a New York court were to enter a judgment in an action on any debt securities denominated in a foreign currency, such court would enter a judgment in the foreign currency and convert the judgment or decree into U.S. dollars at the prevailing rate of exchange on the date such judgment or decree is entered.

Additional risks specific to particular securities will be detailed in a pricing supplement.

BBVA COMPASS BANCSHARES, INC.

BBVA Compass is a Texas corporation organized as a bank holding company under the Bank Holding Company Act of 1956, as amended, and is the direct parent company of Compass Bank, a state-chartered banking institution that is a member of the Federal Reserve. BBVA Compass is a wholly owned subsidiary of BBVA, a Spanish banking institution. BBVA is a global financial services group founded in 1857. It has a significant position in Spain, owns the largest financial institution in Mexico, has franchises in South America, has a banking position in Turkey and operates an extensive global branch network. BBVA acquired Compass Bancshares, Inc. in 2007 and, following a merger in 2013 with BBVA USA Bancshares, Inc., the surviving entity’s name was changed to BBVA Compass Bancshares, Inc.

You should refer to BBVA Compass’ Annual Report on Form 10-K and all other documents that are incorporated by reference herein and any applicable pricing supplement for further information on BBVA Compass’ business and operations. See “Where You Can Find More Information.”

THE SECURITIES ARE OBLIGATIONS SOLELY OF BBVA COMPASS AND ARE NEITHER OBLIGATIONS OF NOR GUARANTEED BY BBVA OR COMPASS BANK.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

The following table shows the consolidated ratios of income to fixed charges of BBVA Compass for each of the five most recent fiscal years.

	Year Ended December 31,
	2014	2013	2012	2011	2010
Ratio of income to fixed charges (excluding interest on deposits) 1	6.90	7.28	8.44	(18.17)*	(1.30)*
Ratio of income to fixed charges (including interest on deposits) 2	2.72	2.92	3.43	(4.39)*	0.33*

* The earnings for these fiscal years were inadequate to cover total fixed charges.  The coverage deficiency for total fixed charges (excluding interest on deposits) and total fixed charges (including interest on deposit) was $1.6 billion for the fiscal year ended December 31, 2011 and $0.3 billion for the fiscal year ended December 31, 2010.

1 For purposes of calculating the ratio of earnings to fixed charges (excluding interest on deposits), earnings before income taxes do not include noncontrolling interests.  Fixed charges consist of interest cost, excluding interest on deposits, the portion of rent expense estimated to be representative of the interest factor and preference security dividend requirements of consolidated subsidiaries.

2 For purposes of calculating the ratio of earnings to fixed charges (including interest on deposits), earnings before income taxes do not include noncontrolling interests.  Fixed charges consist of interest cost, including interest on deposits, the portion of rent expense estimated to be representative of the interest factor and preference security dividend requirements of consolidated subsidiaries.

We did not have any preferred stock outstanding and there were no preferred stock dividends paid or accrued during the periods presented above.

USE OF PROCEEDS

BBVA Compass intends to use the net proceeds from the sale of the securities for general corporate purposes in the ordinary course of its business.

Certain of the dealers or their affiliates may receive a portion of the net proceeds from future sales of the securities under the program to the extent that they hold certain securities and the net proceeds are used to retire such securities. Such payments may constitute a “conflict of interest” under the Financial Industry Regulatory Authority, Inc.’s (“FINRA”) Rule 5121. Consequently, such sales of the securities under the program will be conducted in accordance with the requirements of FINRA Rule 5121.

DESCRIPTION OF DEBT SECURITIES

Debt May Be Senior or Subordinated

We may issue senior or subordinated debt securities. The senior debt securities will constitute part of our senior debt, will be issued under our Senior Debt Indenture, as defined below, and will rank on a parity with all of our other unsecured and unsubordinated debt. The subordinated debt securities and any coupons will constitute part of our subordinated debt, will be issued under our Subordinated Debt Indenture, as defined below, and will be subordinate and junior in right of payment, as set forth in the Subordinated Debt Indenture, to all of our “senior indebtedness,” which is defined in our Subordinated Debt Indenture. If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying pricing supplement or the information we incorporate in this prospectus by reference will indicate the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter. We refer to our Senior Debt Indenture and our Subordinated Debt Indenture, individually, as an “Indenture” and, collectively, as the “Indentures.”

We have summarized below the material provisions of the Indentures and the debt securities, or indicated which material provisions will be described in the accompanying pricing supplement. These descriptions are only summaries, and each investor should refer to the applicable Indenture and any supplements thereto, which describe completely the terms and definitions summarized below and contains additional information regarding the debt securities. Where appropriate, we use parentheses to refer you to the particular sections of the applicable Indenture. Any reference to particular sections or defined terms of the applicable Indenture in any statement under this heading qualifies the entire statement and incorporates by reference the applicable section or definition into that statement.

We may issue debt securities from time to time in one or more series. The provisions of each Indenture allow us to “reopen” a previous issue of a series of debt securities and issue additional debt securities of that issue, provided that if the reopened debt securities or the additional debt securities are not fungible with the previously issued debt securities for U.S. federal income tax purposes, they will have a separate CUSIP number. The debt securities may be denominated and payable in U.S. dollars or foreign currencies. We may also issue debt securities, from time to time, with the principal amount or interest payable on any relevant payment date to be determined by reference to one or more currency exchange rates or indices of currency exchange rates, securities or baskets or indices of securities or other property, interest rates or other financial or economic measures, commodity prices or indices, or any other property, or any combination of the foregoing. Holders of these types of debt securities will receive payments of principal or interest that depend upon the value of an underlying asset, which will be described in an accompanying pricing supplement, on the relevant payment dates.

Debt securities may bear interest at a fixed rate or a floating rate, which, in either case, may be zero, or at a rate that varies during the lifetime of the debt security. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount.

Certain Definitions

We have defined some of the terms that we use frequently in this prospectus below:

A “business day” means any day, other than a Saturday or Sunday, (i) that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close (a) in The City of New York or (b) for debt securities denominated in a specified currency other than U.S. dollars, euro or Australian dollars, in the principal financial center of the country of the specified currency or (c) for debt securities denominated in Australian dollars, in Sydney, and (ii) for debt securities denominated in euro, that is also a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System (“TARGET2”) is open for the settlement of payment in euro.

“Clearstream, Luxembourg” means Clearstream Banking, société anonyme, Luxembourg.

“Depositary” means DTC (or any successor thereto).

“Euro LIBOR debt securities” means LIBOR debt securities for which the index currency is euros.

“Euroclear” means Euroclear Bank S.A./N.V.

The “holders” mean those who own securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in securities registered in street name or in securities issued in book-entry form through one or more depositaries.

An “interest payment date” for any debt security means a date on which, under the terms of that debt security, regularly scheduled interest is payable.

“London banking day” means any day on which dealings in deposits in the relevant index currency are transacted in the London interbank market.

The “record date” for any interest payment date, unless otherwise specified in the applicable pricing supplement, is one business day prior to such interest payment date for a security that is a global security and 15 calendar days prior to such interest payment date (whether or not a business day) for a security that is not in global form.

References in this prospectus to “U.S. dollar,” or “U.S.$” or “$” are to the currency of the United States of America. References in this prospectus to “euro” and “€” are to the single currency introduced at the commencement of the third stage of the European Economic and Monetary Union pursuant to the Treaty establishing the European Community, as amended.

Terms Specified in Pricing Supplements

An accompanying pricing supplement will add specific terms for each issuance of debt securities and may modify or replace any of the information in this section. A pricing supplement will specify the following terms of any issuance of debt securities to the extent applicable:

•	the specific designation of the debt securities;

•	the issue price (price to public);

•	the aggregate principal amount;

•	the denominations or minimum denominations;

•	the original issue date;

•	whether the debt securities are senior or subordinated;

•	the stated maturity date and any terms related to any extension of the maturity date;

•	whether the debt securities are fixed rate securities, floating rate securities, securities with original issue discount and/or amortizing securities;

•	for fixed rate securities, the rate per year at which the securities will bear interest, if any, or the method of calculating that rate and the dates on which interest will be payable;

•
for floating rate securities, the base rate, the index maturity, the spread, the spread multiplier, the initial interest rate, the interest reset periods, the interest payment dates, the maximum interest rate, the minimum interest rate and any other terms relating to the particular method of calculating the interest rate for the security;

•	whether interest will be payable in cash or payable in kind;

•	if the security is an amortizing security, the amortization schedule;

•	whether the debt securities may be redeemed, in whole or in part, at our option or repaid at your option, prior to the stated maturity date, and the terms of any redemption or repayment;

•
whether the debt securities are linked to one or more currency exchange rates or indices of currency exchange rates, securities or baskets or indices of securities or other property, interest rates or other financial or economic measures, commodity prices or indices, or any other property, or any combination of the foregoing;

•
the terms on which holders of the debt securities may convert or exchange them into or for stock or other securities of entities affiliated or not affiliated with us, or for the cash value of any of these securities or for any other property, any specific terms relating to the adjustment of the conversion or exchange feature and the period during which the holders may effect the conversion or exchange;

•
if any security is not denominated and payable in U.S. dollars, the currency or currencies in which the principal, premium, if any, and interest, if any, will be paid, which we refer to as the “specified currency,” along with any other terms relating to the non-U.S. dollar denomination, including exchange rates as against the U.S. dollar at selected times during the last five years and any exchange controls affecting that specified currency;

•	whether the debt securities will be listed on any stock exchange;

•	whether the debt securities will be issued in book-entry or certificated form;

•
if the debt securities are in book-entry form, whether the debt securities will be offered on a global basis to investors through Euroclear and Clearstream, Luxembourg as well as through the Depositary (each as defined below); and

•	any other terms on which we will issue the debt securities.

Debt Securities Denominated in a Foreign Currency

Payment Procedures for Book-Entry Securities Denominated in a Foreign Currency. Book-entry securities payable in a specified currency other than U.S. dollars will provide that a beneficial owner of interests in those securities may elect to receive all or a portion of the payments of principal, premium, if any, or interest, if any, in U.S. dollars. In those cases, the Depositary will elect to receive all payments with respect to the beneficial owner’s interest in the securities in U.S. dollars, unless the beneficial owner takes the following steps:

•
The beneficial owner must give complete instructions to the direct or indirect participant through which it holds the book-entry securities of its election to receive those payments in the specified currency other than U.S. dollars by wire transfer to an account specified by the beneficial owner with a bank located outside the United States. In the case of a security payable in euro, the account must be a euro account in a country for which the euro is the lawful currency.

•
The participant must notify the Depositary of the beneficial owner’s election on or prior to the seventh business day prior to the applicable record date, for payments of interest, and on or prior to the twelfth business day prior to the maturity date or any redemption or repayment date, for payment of principal or premium.

•
The Depositary will notify the paying agent of the beneficial owner’s election on or prior to the fifth business day prior to the applicable record date, for payments of interest, and on or prior to the tenth business day prior to the maturity date or any redemption or repayment date, for payment of principal or premium.

Beneficial owners should consult their participants in order to ascertain the deadline for giving instructions to participants in order to ensure that timely notice will be delivered to the Depositary.

Payment Procedures for Certificated Securities Denominated in a Foreign Currency. For certificated securities payable in a specified currency other than U.S. dollars, the securities may provide that the holder may elect to receive all or a portion of the payments on those securities in U.S. dollars. To do so, the holder must send a written request to the paying agent:

•	for payments of interest, on or prior to the fifth business day prior to the applicable record date; or

•	for payments of principal, at least ten business days prior to the maturity date or any redemption or repayment date.

To revoke this election for all or a portion of the payments on the certificated securities, the holder must send written notice to the paying agent:

•	at least five business days prior to the applicable record date, for payment of interest; or

•	at least ten calendar days prior to the maturity date or any redemption or repayment date, for payments of principal.

If the holder does not elect to be paid in U.S. dollars, the paying agent will pay the principal, premium, if any, or interest, if any, on the certificated securities:

•
by wire transfer of immediately available funds in the specified currency to the holder’s account at a bank located outside the United States, and in the case of a security payable in euro, in a country for which the euro is the lawful currency, if the paying agent has received the holder’s written wire transfer instructions not less than 15 calendar days prior to the applicable payment date; or

•	by check payable in the specified currency mailed to the address of the person entitled to payment that is specified in the security register, if the holder has not provided wire instructions.

However, the paying agent will only pay the principal of the certificated securities, any premium and interest, if any, due at maturity, or on any redemption or repayment date, upon surrender of the certificated securities at the office or agency of the paying agent.

Determination of Exchange Rate for Payments in U.S. Dollars for Debt Securities Denominated in a Foreign Currency. Compass Bank, in its capacity as the exchange rate agent, or a different exchange rate agent identified in the applicable pricing supplement, will convert the specified currency into U.S. dollars for holders who elect to receive payments in U.S. dollars and for beneficial owners of book-entry securities that do not follow the procedures we have described immediately above. The conversion will be based on the highest bid quotation in The City of New York received by the exchange rate agent at approximately 11:00 a.m., New York City time, on the second business day preceding the applicable payment date from three recognized foreign exchange dealers for the purchase by the quoting dealer:

•	of the specified currency for U.S. dollars for settlement on the payment date;

•	in the aggregate amount of the specified currency payable to those holders or beneficial owners of securities; and

•	at which the applicable dealer commits to execute a contract.

One of the dealers providing quotations may be the exchange rate agent unless the exchange rate agent is our affiliate. If those bid quotations are not available, payments will be made in the specified currency. The holders or beneficial owners of securities will pay all currency exchange costs by deductions from the amounts payable on the securities.

Discount Securities

Some debt securities may be issued with original issue discount, which must be included in income for U.S. federal income tax purposes at a constant yield. We refer to these debt securities as “discount securities.” In the event of a redemption or repayment of any discount security or if any discount security is declared to be due and payable immediately as described under “—Events of Default,” the amount of principal due and payable on that security will be limited to:

•	the aggregate principal amount of the security multiplied by the sum of

o	its issue price, expressed as a percentage of the aggregate principal amount, plus

o	the original issue discount accrued from the interest accrual date to the date of redemption, repayment or declaration, expressed as a percentage of the aggregate principal amount.

For the purposes of determining the amount of original issue discount that has accrued as of any date on which a redemption, repayment or acceleration of maturity occurs for a discount security, original issue discount will be accrued using a constant yield method. The constant yield will be calculated using a 30-day month, 360-day year convention, a compounding period that, except for the initial period (as defined below), corresponds to the shortest period between interest payment dates for the applicable discount security (with ratable accruals within a compounding period), and an assumption that the maturity of a discount security will not be accelerated. If the period from the date of issue to the first interest payment date for a discount security (the “initial period”) is shorter than the compounding period for the discount security, a proportionate amount of the yield for an entire compounding period will be accrued. If the initial period is longer than the compounding period, then the period will be divided into a regular compounding period and a short period with the short period being treated as provided in the preceding sentence. The accrual of the applicable original issue discount described above may differ from the accrual of original issue discount for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Consequences Relating to Debt Securities.”

Exchangeable Securities

We may issue debt securities, which we refer to as “exchangeable securities,” that are optionally or mandatorily exchangeable into:

•	the securities of an entity affiliated or not affiliated with us;

•	a basket of those securities;

•	an index or indices of those securities; or

•	any combination of, or the cash value of, any of the above.

The exchangeable securities may or may not bear interest or be issued with original issue discount or at a premium. The general terms of the exchangeable securities are described below.

Optionally Exchangeable Securities. The holder of an optionally exchangeable security may, during a period, or at specific times, exchange the security for the underlying property at a specified rate of exchange. If specified in the applicable pricing supplement, we will have the option to redeem the optionally exchangeable security prior to maturity. If the holder of an optionally exchangeable security does not elect to exchange the security prior to maturity or any applicable redemption date, the holder will receive the principal amount of the security plus any accrued interest at maturity or upon redemption.

Mandatorily Exchangeable Securities. At maturity, the holder of a mandatorily exchangeable security must exchange the security for the underlying property at a specified rate of exchange, and, therefore, depending upon the value of the underlying property at maturity, the holder of a mandatorily exchangeable security may receive less than the principal amount of the security at maturity. If so indicated in the applicable pricing supplement, the specified rate at which a mandatorily exchangeable security may be exchanged may vary depending on the value of the underlying property so that, upon exchange, the holder participates in a percentage, which may be less than, equal to, or greater than 100% of the change in value of the underlying property. Mandatorily exchangeable securities may include securities where we have the right, but not the obligation, to require holders of securities to exchange their securities for the underlying property.

Payments upon Exchange. The applicable pricing supplement will specify if upon exchange, at maturity or otherwise, the holder of an exchangeable security may receive, at the specified exchange rate, either the underlying property or the cash value of the underlying property. The underlying property may be the securities of either U.S. or foreign entities or both. The exchangeable securities may or may not provide for protection against fluctuations in the exchange rate between the currency in which that security is denominated and the currency or currencies in which the market prices of the underlying security or securities are quoted. Exchangeable securities may have other terms, which will be specified in the applicable pricing supplement.

Special Requirements for Exchange of Global Securities. If an optionally exchangeable security is represented by a global security, the Depositary’s nominee will be the holder of that security and therefore will be the only entity that can exercise a right to exchange. In order to ensure that the Depositary’s nominee will timely exercise a right to exchange a particular security or any portion of a particular security, the beneficial owner of the security must instruct the broker or other direct or indirect participant through which it holds an interest in that security to notify the Depositary of its desire to exercise a right to exchange. Different firms have different deadlines for accepting instructions from their customers. Each beneficial owner should consult the broker or other participant through which it holds an interest in a security in order to ascertain the deadline for ensuring that timely notice will be delivered to the Depositary.

Payments upon Acceleration of Maturity. If the principal amount payable at maturity of any exchangeable security is declared due and payable prior to maturity, the amount payable on:

•
an optionally exchangeable security will equal the face amount of the security plus accrued interest, if any, to but excluding the date of payment, except that if a holder has exchanged an optionally exchangeable security prior to the date of declaration without having received the amount due upon exchange, the amount payable will be an amount of cash equal to the amount due upon exchange and will not include any accrued but unpaid interest; and

•	a mandatorily exchangeable security will equal an amount determined as if the date of declaration were the maturity date plus accrued interest, if any, to but excluding the date of payment.

Equity-, Commodity- or Currency-Linked Securities

We may issue debt securities with the principal amount payable on any principal payment date and/or the amount of interest payable on any interest payment date to be determined by reference to one or more securities or baskets or indices of securities or other property, commodity prices or indices, one or more currency exchange rates or indices of currency exchange rates, or any other property, or any combination of the foregoing. These debt securities may include other terms, which will be specified in the applicable pricing supplement.

Interest and Principal Payments

Payments, Exchanges and Transfers. Holders may present debt securities for payment of principal, premium, if any, and interest, if any, register the transfer of the debt securities and exchange the debt securities at the agency in the Borough of Manhattan, The City of New York, maintained by us for that purpose. However, holders of global debt securities may transfer and exchange global debt securities only in the manner and to the extent set forth under “Forms of Debt Securities—Global Securities” below. On the date of this prospectus, the agent for the payment, transfer and exchange of debt securities issued under the Indentures is U.S. Bank National Association, acting through its corporate trust office at 100 Wall Street, 16th Floor, New York, New York 10005. We refer to U.S. Bank National Association, acting in this capacity for the debt securities, as the paying agent.

We will not be required to:

•
register the transfer of or exchange any debt security if the holder has exercised the holder’s right, if any, to require us to repurchase the debt security, in whole or in part, except the portion of the debt security not required to be repurchased;

•	register the transfer of or exchange debt securities to be redeemed for a period of fifteen calendar days preceding the mailing of the relevant notice of redemption; or

•
register the transfer of or exchange any registered debt security selected for redemption in whole or in part, except the unredeemed or unpaid portion of that registered debt security being redeemed in part.

No service charge will be made for any registration or transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the registration of transfer or exchange of debt securities.

If any of the debt securities are held in global form, the procedures for transfer of interests in those debt securities will depend upon the procedures of the depositary for those global securities. See “Forms of Debt Securities” below.

Although we anticipate making payments of principal, premium, if any, and interest, if any, on most debt securities in U.S. dollars, some debt securities may be payable in foreign currencies as specified in the applicable pricing supplement. Currently, few facilities exist in the United States to convert U.S. dollars into foreign currencies and vice versa. In addition, most U.S. banks do not offer non-U.S. dollar denominated checking or savings account facilities. Accordingly, unless alternative arrangements are made, we will pay principal, premium, if any, and interest, if any, on debt securities that are payable in a foreign currency to an account at a bank outside the United States, which, in the case of a debt security payable in euro, will be made by credit or transfer to a euro account specified by the payee in a country for which the euro is the lawful currency.

Recipients of Payments. The paying agent will pay interest to the person in whose name the debt security is registered at the close of business on the applicable record date. However, upon maturity, redemption or repayment, the paying agent will pay any interest due to the person to whom it pays the principal of the debt security. The paying agent will make the payment of interest on the date of maturity, redemption or repayment, whether or not that date is an interest payment date. The paying agent will make the initial interest payment on a debt security on the first interest payment date falling after the date of issuance, unless the date of issuance is less than 15 calendar days before an interest payment date. In that case, the paying agent will pay interest or, in the case of an amortizing debt security, principal and interest, on the next succeeding interest payment date to the holder of record on the record date corresponding to the succeeding interest payment date.

Book-Entry Debt Securities. The paying agent will make payments of principal, premium, if any, and interest, if any, to the account of the Depositary, as holder of book-entry debt securities, by wire transfer of immediately available funds. We expect that the Depositary, upon receipt of any payment, will immediately credit its participants’ accounts in amounts proportionate to their respective beneficial interests in the book-entry debt securities as shown on the records of the Depositary. We also expect that payments by the Depositary’s participants to owners of beneficial interests in the book-entry debt securities will be governed by standing customer instructions and customary practices and will be the responsibility of those participants.

Certificated Debt Securities. Except as indicated below for payments of interest at maturity, redemption or repayment, the paying agent will make U.S. dollar payments of interest either:

•	by check mailed to the address of the person entitled to payment as shown on the debt security register; or

•
for a holder of at least $10,000,000 in aggregate principal amount of certificated debt securities of a series having the same interest payment date, by wire transfer of immediately available funds, if the holder has given written notice to the paying agent not less than 15 calendar days prior to the applicable interest payment date.

U.S. dollar payments of principal, premium, if any, and interest, if any, upon maturity, redemption or repayment on a debt security will be made in immediately available funds against presentation and surrender of the debt security.

Unavailability of Foreign Currency. The relevant specified currency may not be available to us for making payments of principal of, premium, if any, or interest, if any, on any debt security. This could occur due to the imposition of exchange controls or other circumstances beyond our control or if the specified currency is no longer used by the government of the jurisdiction issuing that currency or by public institutions within the international banking community for the settlement of transactions. Except as otherwise specified in the applicable pricing supplement, if the specified currency is unavailable, we may satisfy our obligations to holders of the debt securities by making those payments on the date of payment in U.S. dollars on the basis of the noon dollar buying rate in The City of New York for cable transfers of the currency or currencies in which a payment on any debt security was to be made, published by the Federal Reserve Bank of New York, which we refer to as the “market exchange rate.” Except as otherwise specified in the applicable pricing supplement, if that rate of exchange is not then available or is not published for a particular payment currency, the market exchange rate will be based on the highest bid quotation in The City of New York received by the exchange rate agent at approximately 11:00 a.m., New York City time, on the second business day preceding the applicable payment date from three recognized foreign exchange dealers for the purchase by the quoting dealer:

•	of the specified currency for U.S. dollars for settlement on the payment date;

•	in the aggregate amount of the specified currency payable to those holders or beneficial owners of debt securities; and

•	at which the applicable dealer commits to execute a contract.

One of the dealers providing quotations may be the exchange rate agent unless the exchange rate agent is our affiliate. If those bid quotations are not available, the exchange rate agent will determine the market exchange rate at its sole discretion.

These provisions do not apply if a specified currency is unavailable because it has been replaced by the euro. If the euro has been substituted for a specified currency, we may at our option, or will, if required by applicable law, without the consent of the holders of the affected debt securities, pay the principal of, premium, if any, or interest, if any, on any debt security denominated in the specified currency in euro instead of the specified currency, in conformity with legally applicable measures taken pursuant to, or by virtue of, the Treaty establishing the European Community, as amended. Any payment made in U.S. dollars or in euro as described above where the required payment is in an unavailable specified currency will not constitute an event of default.

Fixed Rate Debt Securities

Each fixed rate debt security will bear interest from the date of issuance at the annual rate stated on its face until the principal is paid or made available for payment.

How Interest Is Calculated. Interest on fixed rate debt securities will be computed on the basis of a 360-day year of twelve 30-day months.

How Interest Accrues. Interest on fixed rate debt securities will accrue from and including the most recent interest payment date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from and including the issue date or any other date specified in a pricing supplement on which interest begins to accrue. Interest will accrue to but excluding the next interest payment date, or, if earlier, the date on which the principal has been paid or duly made available for payment, except as described below under “—If a Payment Date Is Not a Business Day.”

When Interest Is Paid. Payments of interest on fixed rate debt securities will be made on the interest payment dates specified in the applicable pricing supplement. However, if the period of time between the issue date and the first interest payment date thereafter is less than the period of time between a record date and an interest payment date, interest will not be paid on the first interest payment date, but will be paid on the second interest payment date.

Amount of Interest Payable. Interest payments for fixed rate debt securities will include accrued interest from and including the date of issue (or any other date, as specified in the applicable pricing supplement, on which interest begins to accrue) or from and including the last date in respect of which interest has been paid, as the case may be, to but excluding the relevant interest payment date or date of maturity or earlier redemption or repayment, as the case may be.

If a Payment Date Is Not a Business Day. If any scheduled interest payment date is not a business day, we will pay interest on the next business day, but interest on that payment will not accrue during the period from and after the scheduled interest payment date. If the scheduled maturity date or date of redemption or repayment is not a business day, we may pay interest, if any, and principal and premium, if any, on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled maturity date or date of redemption or repayment.

Amortizing Debt Securities. A fixed rate debt security may pay scheduled amounts in respect of both interest and principal amortized over the life of the debt security. Payments of principal and interest on amortizing debt securities will be made on the interest payment dates specified in the applicable pricing supplement, and at maturity or upon any earlier redemption or repayment. Payments on amortizing debt securities will be applied first to interest due and payable and then to the reduction of the unpaid principal amount. We will provide to the original purchaser, and will furnish to subsequent holders upon request to us, a table setting forth repayment information for each amortizing debt security.

Floating Rate Debt Securities

Each floating rate debt security will mature on the date specified in the applicable pricing supplement.

Each floating rate debt security will bear interest at a floating rate determined by reference to an interest rate or interest rate formula, which we refer to as the “base rate.” The base rate may be one or more of the following:

•	the commercial paper rate;

•	EURIBOR;

•	the federal funds rate;

•	the federal funds (open) rate;

•	LIBOR;

•	the prime rate;

•	the Treasury rate;

•	the CMT rate; or

•	any other rate or interest rate formula specified in the applicable pricing supplement and in the floating rate debt security.

Formula for Interest Rates. The interest rate on each floating rate debt security will be calculated by reference to:

•	the specified base rate based on the index maturity;

•	plus or minus the spread, if any; and/or

•	multiplied by the spread multiplier, if any.

For any floating rate debt security, “index maturity” means the period of maturity of the instrument or obligation from which the base rate is calculated and will be specified in the applicable pricing supplement. The “spread” is the number of basis points (one one-hundredth of a percentage point) specified in the applicable pricing supplement to be added to or subtracted from the base rate for a floating rate debt security. The “spread multiplier” is the percentage specified in the applicable pricing supplement to be applied to the base rate for a floating rate debt security. The interest rate on any inverse floating rate debt security will also be calculated by reference to a fixed rate.

Limitations on Interest Rate. A floating rate debt security may also have either or both of the following limitations on the interest rate:

•	a maximum limitation, or ceiling, on the rate of interest which may accrue during any interest period, which we refer to as the “maximum interest rate”; and/or

•	a minimum limitation, or floor, on the rate of interest that may accrue during any interest period, which we refer to as the “minimum interest rate.”

Any applicable maximum interest rate or minimum interest rate will be set forth in the applicable pricing supplement.

In addition, the interest rate on a floating rate debt security may not be higher than the maximum rate permitted by New York law, as that rate may be modified by United States law of general application. Under current New York law, the maximum rate of interest, subject to some exceptions, for any loan in an amount less than $250,000 is

16% and for any loan in the amount of $250,000 or more but less than $2,500,000 is 25% per annum on a simple interest basis. These limits do not apply to loans of $2,500,000 or more.

How Floating Interest Rates Are Reset. The interest rate in effect from the date of issue (or any other date specified in a pricing supplement on which interest begins to accrue) to the first interest reset date for a floating rate debt security will be the initial interest rate specified in the applicable pricing supplement. We refer to this rate as the “initial interest rate.” The interest rate on each floating rate debt security may be reset daily, weekly, monthly, quarterly, semiannually or annually. This period is the “interest reset period” and the first day of each interest reset period is the “interest reset date.” The “interest determination date” for any interest reset date is the day the calculation agent will refer to when determining the new interest rate at which a floating rate will reset, and is applicable as follows:

•
for federal funds rate debt securities, federal funds (open) rate debt securities, and prime rate debt securities, the interest determination date will be on the business day prior to the interest rate reset date;

•	for commercial paper rate debt securities and CMT rate debt securities, the interest determination date will be the second business day prior to the interest reset date;

•
for EURIBOR debt securities or Euro LIBOR debt securities, the interest determination date will be the second TARGET Settlement Day, as defined above under “—Certain Definitions,” prior to the interest reset date;

•
for LIBOR debt securities (other than Euro LIBOR debt securities), the interest determination date will be the second London banking day prior to the interest reset date, except that the interest determination date pertaining to an interest reset date for a LIBOR debt security for which the index currency is pounds sterling will be the interest reset date;

•
for Treasury rate debt securities, the interest determination date will be the day of the week in which the interest reset date falls on which Treasury bills would normally be auctioned. Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that the auction may be held on the preceding Friday; provided, however, that if an auction is held on the Friday of the week preceding the interest reset date, the interest determination date will be that preceding Friday; and

•
for debt securities with two or more base rates, the interest determination date will be the latest business day that is at least two business days before the applicable interest reset date on which each base rate is determinable.

If Treasury bills are sold at an auction that falls on a day that is an interest reset date, that interest reset date will be the next following business day.

The interest reset dates will be specified in the applicable pricing supplement. If an interest reset date for any floating rate debt security falls on a day that is not a business day, it will be postponed to the following business day, except that, in the case of a EURIBOR debt security or a LIBOR debt security, if that business day is in the next calendar month, the interest reset date will be the immediately preceding business day.

The interest rate in effect for the ten calendar days immediately prior to maturity, redemption or repayment will be the one in effect on the tenth calendar day preceding the maturity, redemption or repayment date.

In the detailed descriptions of the various base rates which follow, the “calculation date” pertaining to an interest determination date means the earlier of (i) the tenth calendar day after that interest determination date, or, if that day is not a business day, the next succeeding business day, or (ii) the business day immediately preceding the applicable interest payment date or maturity date or, for any principal amount to be redeemed or repaid, any redemption or repayment date.

How Interest Is Calculated. Interest on floating rate debt securities will accrue from and including the most recent interest payment date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from and including the issue date or any other date specified in a pricing supplement on which interest begins to accrue. Interest will accrue to but excluding the next interest payment date or, if earlier, the date on which the principal has been paid or duly made available for payment, except as described below under “—If a Payment Date Is Not a Business Day.”

The applicable pricing supplement will specify a calculation agent for any issue of floating rate debt securities. Upon the request of the holder of any floating rate debt security, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next interest reset date for that floating rate debt security. The calculation agent will notify the paying agents and, in the case of floating rate debt securities which are admitted to listing or trading by any listing authority, stock exchange and/or quotation system, and where the rules of such listing authority, stock exchange and/or quotation system so require, such listing authority, stock exchange and/or quotation system of each determination of the interest rate applicable to any floating rate debt security promptly after the determination is made.

For a floating rate debt security, accrued interest will be calculated by multiplying the principal amount of the floating rate debt security by an accrued interest factor. This accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which interest is being paid. The interest factor for each day is computed by dividing the interest rate applicable to that day:

•
by 360, in the case of commercial paper rate debt securities, EURIBOR debt securities, federal funds rate debt securities, federal funds (open) rate debt securities, LIBOR debt securities (except for LIBOR debt securities denominated in pounds sterling) and prime rate debt securities;

•	by 365, in the case of LIBOR debt securities denominated in pounds sterling; or

•
by the actual number of days in the year, in the case of Treasury rate debt securities, CMT rate debt securities and securities for which the applicable pricing supplement provides that the day count convention will be “actual/actual.”

For these calculations, the interest rate in effect on any interest reset date will be the applicable rate as reset on that date. The interest rate applicable to any other day is the interest rate from the immediately preceding interest reset date or, if none, the initial interest rate.

All percentages used in or resulting from any calculation of the rate of interest on a floating rate debt security will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with .000005% rounded up to .00001%, and all U.S. dollar amounts used in or resulting from these calculations on floating rate debt securities will be rounded to the nearest cent, with one-half cent rounded upward. All amounts denominated in any other currency used in or resulting from these calculations will be rounded to the nearest two decimal places in that currency, with .005 rounded up to .01.

When Interest Is Paid. We will pay interest on floating rate debt securities on the interest payment dates specified in the applicable pricing supplement. However, if the period of time between the issue date and the first interest payment date thereafter is less than the period of time between a record date and an interest payment date, interest will not be paid on the first interest payment date, but will be paid on the second interest payment date.

If a Payment Date Is Not a Business Day. If any scheduled interest payment date, other than the maturity date or any earlier redemption or repayment date, for any floating rate debt security falls on a day that is not a business day, it will be postponed to the following business day, except that, in the case of a EURIBOR debt security or a LIBOR debt security, if that business day would fall in the next calendar month, the interest payment date will be the immediately preceding business day. If the scheduled maturity date or any earlier redemption or repayment date of a floating rate debt security falls on a day that is not a business day, the payment of principal, premium, if any, and interest, if any, will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the maturity, redemption or repayment date.

Base Rates

Commercial Paper Rate Debt Securities. Commercial paper rate debt securities will bear interest at the interest rates specified in the commercial paper rate debt securities and in the applicable pricing supplement. Those interest rates will be based on the commercial paper rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

The “commercial paper rate” means, for any interest determination date, the money market yield, calculated as described below, of the rate on that date for commercial paper having the index maturity specified in the applicable pricing supplement, as that rate is published in H.15(519) prior to 3:00 p.m., New York City time, on the calculation date pertaining to that interest determination date under the heading “Commercial Paper—Nonfinancial.”

The following procedures will be followed if the commercial paper rate cannot be determined as described above:

•
If the above rate is not published by 3:00 p.m., New York City time, on the calculation date, then the commercial paper rate will be the money market yield of the rate on that interest determination date for commercial paper of the index maturity specified in the applicable pricing supplement as published in the H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the heading “Commercial Paper—Nonfinancial.”

•
If by 3:00 p.m., New York City time, on that calculation date the rate is not yet published in either H.15(519) or the H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, then the calculation agent will determine the commercial paper rate to be the money market yield of the arithmetic mean of the offered rates as of 11:00 a.m., New York City time, on that interest determination date of three leading dealers of U.S. dollar commercial paper in The City of New York, which may include the agent and its affiliates, selected by the calculation agent, after consultation with us, for commercial paper of the index maturity specified in the applicable pricing supplement, placed for an industrial issuer whose bond rating is “Aa,” or the equivalent, from a nationally recognized statistical rating agency.

•
If the dealers selected by the calculation agent are not quoting as set forth above, the commercial paper rate for that interest determination date will remain the commercial paper rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

The “money market yield” will be a yield calculated in accordance with the following formula:

money market yield =	D × 360	× 100
360 – (D × M)

where “D” refers to the applicable per year rate for commercial paper quoted on a bank discount basis and expressed as a decimal and “M” refers to the actual number of days in the interest period for which interest is being calculated.

EURIBOR Debt Securities. EURIBOR debt securities will bear interest at the interest rates specified in the EURIBOR debt securities and in the applicable pricing supplement. That interest rate will be based on EURIBOR and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

“EURIBOR” means, for any interest determination date, the rate for deposits in euros as sponsored, calculated and published jointly by the European Banking Federation and ACI-The Financial Market Association, or any company established by the joint sponsors for purposes of compiling and publishing those rates, for the index maturity specified in the applicable pricing supplement as that rate appears on the display on Reuters 3000 Xtra Service (“Reuters”), or any successor service, on page EURIBOR01 or any other page as may replace page EURIBOR01 on that service, which is commonly referred to as “Reuters Page EURIBOR01” as of 11:00 a.m., Brussels time.

The following procedures will be followed if the rate cannot be determined as described above:

•
If the above rate does not appear, the calculation agent will request the principal Euro-zone office of each of four major banks in the Euro-zone interbank market, as selected by the calculation agent, after consultation with us, to provide the calculation agent with its offered rate for deposits in euros, at approximately 11:00 a.m., Brussels time, on the interest determination date, to prime banks in the Euro-zone interbank market for the index maturity specified in the applicable pricing supplement commencing on the applicable interest reset date, and in a principal amount not less than the equivalent of U.S.$1 million in euro that is representative of a single transaction in euro, in that market at that time. If at least two quotations are provided, EURIBOR will be the arithmetic mean of those quotations.

•
If fewer than two quotations are provided, EURIBOR will be the arithmetic mean of the rates quoted by four major banks in the Euro-zone interbank market, as selected by the calculation agent, after consultation with us, at approximately 11:00 a.m., Brussels time, on the applicable interest reset date for loans in euro to leading European banks for a period of time equivalent to the index maturity specified in the applicable pricing supplement commencing on that interest reset date in a principal amount not less than the equivalent of U.S.$1 million in euro.

•
If the banks so selected by the calculation agent are not quoting as set forth above, EURIBOR for that interest determination date will remain EURIBOR for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

“Euro-zone” means the region comprising Member States of the European Union that have adopted the single currency in accordance with the relevant treaty of the European Union, as amended.

Federal Funds Rate Debt Securities. Federal funds rate debt securities will bear interest at the interest rates specified in the federal funds rate debt securities and in the applicable pricing supplement. Those interest rates will be based on the federal funds rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

The “federal funds rate” means, for any interest determination date, the rate on that date for U.S. dollar federal funds as published in H.15(519) under the heading “Federal Funds (Effective)” as displayed on Reuters, or any successor service, on page FEDFUNDS1 or any other page as may replace the applicable page on that service, which is commonly referred to as “Reuters Page FEDFUNDS1.”

The following procedures will be followed if the federal funds rate cannot be determined as described above:

•
If the above rate is not published by 3:00 p.m., New York City time, on the calculation date, the federal funds rate will be the rate on that interest determination date as published in the H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the heading “Federal Funds (Effective).”

•
If the above rate is not yet published in either H.15(519) or the H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, by 3:00 p.m., New York City time, on the calculation date, the calculation agent will determine the federal funds rate to be the arithmetic mean of the rates for the last transaction in overnight U.S. dollar federal funds prior to 9:00 a.m., New York City time, on that interest determination date, by each of three leading brokers of U.S. dollar federal funds transactions in The City of New York, which may include the agent and its affiliates, selected by the calculation agent, after consultation with us.

•
If the brokers selected by the calculation agent are not quoting as set forth above, the federal funds rate for that interest determination date will remain the federal funds rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

Federal Funds (Open) Rate Debt Securities. Federal funds (open) rate debt securities will bear interest at the interest rates specified in the federal funds (open) rate debt securities and in the applicable pricing supplement.  Those interest rates will be based on the federal funds (open) rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

The “federal funds (open) rate” means, for any interest determination date, the federal funds rate on that date set forth opposite the caption “Open” as displayed on Reuters, or any successor service, on page 5 or any other page as may replace the applicable page on that service, which is commonly referred to as “Reuters Page 5.”

The following procedures will be followed if the federal funds (open) rate cannot be determined as described above:

•
If the above rate is not published by 3:00 p.m., New York City time, on the calculation date, the federal funds (open) rate will be the rate on that interest determination date displayed on FFPREBON Index Page on Bloomberg L.P. (“Bloomberg”), which is the Fed Funds Opening Rate as reported by Prebon Yamane, or any successor service, on Bloomberg.

•
If the above rate is not displayed on the FFPREBON Index Page on Bloomberg, or other recognized electronic source used for the purpose of displaying the applicable rate, by 3:00 p.m., New York City time, on the calculation date, the calculation agent will determine the federal funds (open) rate to be the arithmetic mean of the rates for the last transaction in overnight U.S. dollar federal funds prior to 9:00 a.m., New York City time, on that interest determination date, quoted by each of three leading brokers of U.S. dollar federal funds transactions in The City of New York, which may include the agent and its affiliates, selected by the calculation agent, after consultation with us.

•
If the brokers selected by the calculation agent are not quoting as set forth above, the federal funds (open) rate for that interest determination date will remain the federal funds (open) rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

LIBOR Debt Securities. LIBOR debt securities will bear interest at the interest rates specified in the LIBOR debt securities and in the applicable pricing supplement. That interest rate will be based on LIBOR and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

“LIBOR” means, for any interest determination date, the arithmetic mean of the offered rates for deposits in the index currency having the index maturity designated in the applicable pricing supplement, commencing on the second London banking day immediately following that interest determination date or, if pounds sterling is the index currency, commencing on that interest determination date, that appear on the Designated LIBOR Page as of 11:00 a.m., London time, on that interest determination date, if at least two offered rates appear on the Designated LIBOR Page, provided that if the specified Designated LIBOR Page, as defined below, by its terms provides only for a single rate, that single rate will be used.

•
If (i) fewer than two offered rates appear and the Designated LIBOR Page does not by its terms provide only for a single rate or (ii) no rate appears and the Designated LIBOR Page by its terms provides only for a single rate, then the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent, after consultation with us, to provide the calculation agent with its offered quotation for deposits in the index currency for the period of the index maturity specified in the applicable pricing supplement commencing on the second London banking day immediately following the interest determination date or, if pounds sterling is the index currency, commencing on that interest determination date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount that is representative of a single transaction in that index currency in that market at that time. If at least two quotations are provided, LIBOR determined on that interest determination date will be the arithmetic mean of those quotations.

•
If fewer than two quotations are provided, as described in the prior paragraph, LIBOR will be determined for the applicable interest reset date as the arithmetic mean of the rates quoted at approximately 11:00 a.m., or some other time specified in the applicable pricing supplement, in the applicable principal financial center for the country of the index currency on that interest reset date, by three major banks in that principal financial center selected by the calculation agent, after consultation with us, for loans in the index currency to leading European banks, having the index maturity specified in the applicable pricing supplement and in a principal amount that is representative of a single transaction in that index currency in that market at that time.

•
If the banks so selected by the calculation agent are not quoting as set forth above, LIBOR for that interest determination date will remain LIBOR for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

The “index currency” means the currency specified in the applicable pricing supplement as the currency for which LIBOR will be calculated, or, if the euro is substituted for that currency, the index currency will be the euro. If that currency is not specified in the applicable pricing supplement, the index currency will be U.S. dollars.

“Designated LIBOR Page” means the display on the Reuters Monitor Money Rates Service for the purpose of displaying the London interbank rates of major banks for the applicable index currency or its designated successor.  If the Designated LIBOR Page is not specified in the applicable pricing supplement, the Designated LIBOR Page for the applicable index currency will be determined as if LIBOR Reuters were specified, and, if the U.S. dollar is the index currency, as if LIBOR01 (or such other page that replaces LIBOR01 on that service or such other service as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits) had been specified.

Prime Rate Debt Securities. Prime rate debt securities will bear interest at the interest rates specified in the prime rate debt securities and in the applicable pricing supplement. That interest rate will be based on the prime rate and any spread and/or spread multiplier, and will be subject to the minimum interest rate and the maximum interest rate, if any.

The “prime rate” means, for any interest determination date, the rate on that date as published in H.15(519) under the heading “Bank Prime Loan.”

The following procedures will be followed if the prime rate cannot be determined as described above:

•
If the above rate is not published prior to 3:00 p.m., New York City time, on the calculation date, then the prime rate will be the rate on that interest determination date as published in the H.15 Daily Update under the heading “Bank Prime Loan.”

•
If the above rate is not published in either H.15(519) or the H.15 Daily Update by 3:00 p.m., New York City time, on the calculation date, the calculation agent will determine the prime rate to be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Page US PRIME 1, as defined below, as that bank’s prime rate or base lending rate as in effect for that interest determination date.

•
If fewer than four rates for that interest determination date appear on the Reuters Page US PRIME 1 by 3:00 p.m., New York City time, on the calculation date, the calculation agent will determine the prime rate to be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on that interest determination date by at least three major banks in The City of New York, which may include affiliates of the agent, selected by the calculation agent, after consultation with us.

•
If the banks selected by the calculation agent are not quoting as set forth above, the prime rate for that interest determination date will remain the prime rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

“Reuters Page US PRIME 1” means the display designated as page “US PRIME 1” on Reuters, or any successor service, or any other page as may replace the US PRIME 1 page on that service for the purpose of displaying prime rates or base lending rates of major U.S. banks.

Treasury Rate Debt Securities. Treasury rate debt securities will bear interest at the interest rates specified in the Treasury rate debt securities and in the applicable pricing supplement. That interest rate will be based on the Treasury rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

The “Treasury rate” means:

•
the rate from the auction held on the applicable interest determination date, which we refer to as the “auction,” of direct obligations of the United States, which are commonly referred to as “Treasury Bills,” having the index maturity specified in the applicable pricing supplement as that rate appears under the caption “INVESTMENT RATE” on the display on Reuters, or any successor service, on page USAUCTION10 or any other page as may replace page USAUCTION10 on that service, which we refer to as “Reuters Page USAUCTION10,” or on page USAUCTION11 or any other page as may replace page USAUCTION11 on that service, which we refer to as “Reuters Page USAUCTION11”; or

•
if the rate described in the first bullet point is not published by 3:00 p.m., New York City time, on the related calculation date, the bond equivalent yield of the auction rate of the applicable Treasury Bills, announced by the United States Department of the Treasury; or

•
if the rate referred to in the second bullet point is not announced by the United States Department of the Treasury, or if the auction is not held, the bond equivalent yield of the auction rate on the applicable interest determination date of Treasury Bills having the index maturity specified in the applicable pricing supplement published in H.15(519) under the caption “U.S. Government Securities/Treasury Bills/Secondary Market”; or

•
if the rate referred to in the third bullet point is not so published by 3:00 p.m., New York City time, on the related calculation date, the rate on the applicable interest determination date of the applicable Treasury Bills as published in the H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/Treasury Bills/Secondary Market”; or

•
if the rate referred to in the fourth bullet point is not so published by 3:00 p.m., New York City time, on the related calculation date, the rate on the applicable interest determination date calculated by the calculation agent as the bond equivalent yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on the applicable interest determination date, of three primary U.S. government securities dealers, which may include the agent and its affiliates, selected by the calculation agent, for the issue of Treasury Bills with a remaining maturity closest to the index maturity specified in the applicable pricing supplement; or

•
if the dealers selected by the calculation agent are not quoting as set forth above, the Treasury rate for that interest determination date will remain the Treasury rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

The “bond equivalent yield” means a yield calculated in accordance with the following formula and expressed as a percentage:

bond equivalent yield =	D × N	× 100
360 – (D × M)

where “D” refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the interest period for which interest is being calculated.

CMT Rate Debt Securities. CMT rate debt securities will bear interest at the interest rates specified in the CMT rate debt securities and in the applicable pricing supplement. That interest rate will be based on the CMT rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

The “CMT rate” means, for any interest determination date, any of the following rates displayed on the Designated CMT Reuters Page, as defined below, under the caption “. . . Treasury Constant Maturities . . .  Federal Reserve Board Release H.15. . .  Mondays Approximately 3:45 p.m.,” under the column for the Designated CMT Maturity Index, as defined below, for:

•	the rate on that interest determination date, if the Designated CMT Reuters Page is FRBCMT; and

•	the week or the month, as applicable, ended immediately preceding the week in which the related interest determination date occurs, if the Designated CMT Reuters Page is FEDCMT.

The following procedures will be followed if the CMT rate cannot be determined as described above:

•
If the above rate is no longer displayed on the relevant page, or if not displayed by 3:00 p.m., New York City time, on the related calculation date, then the CMT rate will be the Treasury Constant Maturities rate for the Designated CMT Maturity Index as published in the relevant H.15(519).

•
If the above rate described in the first bullet point is no longer published, or if not published by 3:00 p.m., New York City time, on the related calculation date, then the CMT rate will be the Treasury Constant Maturities rate for the Designated CMT Maturity Index or other U.S. Treasury rate for the Designated CMT Maturity Index on the interest determination date for the related interest reset date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate formerly displayed on the Designated CMT Reuters Page and published in the relevant H.15(519).

•
If the information described in the second bullet point is not provided by 3:00 p.m., New York City time, on the related calculation date, then the calculation agent will determine the CMT rate to be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 p.m., New York City time, on the interest determination date, reported, according to their written records, by three leading primary U.S. government securities dealers, which we refer to as a “reference dealer,” in The City of New York, which may include the agent or another affiliate of ours, selected by the calculation agent as described in the following sentence. The calculation agent will select five reference dealers, after consultation with us, and will eliminate the highest quotation or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for the most recently issued direct noncallable fixed rate obligations of the United States, which are commonly referred to as “Treasury securities,” with an original maturity of approximately the Designated CMT Maturity Index, a remaining term to maturity of no more than 1 year shorter than that Designated CMT Maturity Index and in a principal amount that is representative for a single transaction in the securities in that market at that time. If two Treasury securities with an original maturity as described above have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury security with the shorter remaining term to maturity will be used.

•
If the calculation agent cannot obtain three Treasury securities quotations as described in the immediately preceding bullet, the calculation agent will determine the CMT rate to be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 p.m., New York City time, on the interest determination date of three reference dealers in The City of New York, selected using the same method described in the immediately preceding paragraph, for Treasury securities with an original maturity equal to the number of years closest to but not less than the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in a principal amount that is representative for a single transaction in the securities in that market at that time.

•
If three or four, and not five, of the reference dealers are quoting as described above, then the CMT rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of those quotes will be eliminated.

•
If fewer than three reference dealers selected by the calculation agent are quoting as described above, the CMT rate for that interest determination date will remain the CMT rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

“Designated CMT Reuters Page” means the display on Reuters, or any successor service, on the page designated in the applicable pricing supplement or any other page as may replace that page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no Reuters page is specified in the applicable pricing supplement, the Designated CMT Reuters Page will be FEDCMT, for the most recent week.

“Designated CMT Maturity Index” means the original period to maturity of the U.S. Treasury securities, which is either 1, 2, 3, 5, 7, 10, 20 or 30 years, as specified in the applicable pricing supplement, for which the CMT rate will be calculated. If no maturity is specified in the applicable pricing supplement, the Designated CMT Maturity Index will be two years.

Redemption and Repurchase of Debt Securities

Optional Redemption by Us. If applicable, the pricing supplement will indicate the terms of our option to redeem the debt securities.

Notice of Redemption. We will mail a notice of redemption to each holder or, in the case of global debt securities, to the Depositary, as holder of the global debt securities, by first-class mail, postage prepaid, at least 30 days and not more than 60 days prior to the date fixed for redemption, or within the redemption notice period designated in the applicable pricing supplement, to the address of each holder as that address appears upon the books maintained by the paying agent. The debt securities, except for amortizing debt securities, will not be subject to any sinking fund.

Optional Make-whole Redemption of Debt Securities. If specified in the applicable pricing supplement, we may redeem any such debt securities in whole at any time or in part from time to time, at our option, at a make-whole redemption price equal to the greater of:

•	100% of the principal amount of the debt securities to be redeemed, and

•
the sum of the present values of the remaining scheduled payments of principal and interest on the debt securities to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming, unless otherwise specified in the applicable pricing supplement, a 360-day year consisting of twelve 30-day months) at the Treasury rate, plus a spread as indicated in the applicable pricing supplement, as calculated by the premium calculation agent (as defined below);

plus, in either case, accrued and unpaid interest on the principal amount being redeemed to the redemption date.

“Treasury rate” means, with respect to any redemption date:

•
the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the comparable treasury issue (if no maturity is within three months before or after the remaining life (as defined below), yields for the two published maturities most closely corresponding to the comparable treasury issue will be determined and the Treasury rate will be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month); or

•
if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the comparable treasury issue, calculated using a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.

The Treasury rate will be calculated on the third business day preceding the redemption date.

We will mail a notice of redemption to the Depositary, as holder of the debt securities by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption in such notice, or within such other notice period as may be indicated in the applicable pricing supplement. Unless we default on payment of the redemption price, interest will cease to accrue on the debt securities or portions thereof called for redemption on the applicable redemption date. If fewer than all of the debt securities of a particular series of debt securities are to be redeemed, the trustee will select, not more than 60 days (or such other indicated period) prior to the redemption date, the particular debt securities or portions thereof for redemption from the outstanding debt securities of such series not previously called for redemption by such method as the trustee deems fair and appropriate; provided that if debt securities of such series are represented by one or more global securities, beneficial interests in such debt securities will be selected for redemption by the applicable depositary in accordance with its standard procedures therefor.

“premium calculation agent” means Compass Bank, or if that firm is unwilling or unable to select the comparable treasury issue, an investment banking institution of national standing appointed by us.

“comparable treasury issue” means the U.S. Treasury security selected by the premium calculation agent as having a maturity comparable to the remaining term (“remaining life”) of the debt securities to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such debt securities to be redeemed.

“comparable treasury price” means, with respect to a redemption date (1) the average of five reference treasury dealer quotations for such redemption date, after excluding the highest and lowest reference treasury dealer quotations, or (2) if the premium calculation agent obtains fewer than five such reference treasury dealer quotations, the average of all such quotations.

“reference treasury dealer” means (1) Compass Bank and its successors, provided, however, that if the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a “primary treasury dealer”) we will substitute therefor another primary treasury dealer and (2) any other primary treasury dealers selected by the premium calculation agent after consultation with us.

“reference treasury dealer quotations” means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the premium calculation agent, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the premium calculation agent at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

Because Compass Bank is a subsidiary of ours, the economic interests of Compass Bank may be adverse to your interests as an owner of the debt securities subject to our redemption, including with respect to certain determinations and judgments that it must make as premium calculation agent in the event we redeem such debt securities before their maturity. Compass Bank is obligated to carry out its duties and functions as premium calculation agent in good faith and using its reasonable judgment.

We will notify the trustee of the redemption price promptly after the calculation thereof and such trustee will have no responsibility for calculating the redemption price.

Repayment at Option of Holder. If applicable, the pricing supplement relating to a series of debt securities will indicate that the holder has the option to have us repay the debt security on a date or dates specified prior to its maturity date. The repayment price will be equal to 100% of the principal amount of the debt security, together with accrued interest to the date of repayment. For debt securities issued with original issue discount, the pricing supplement will specify the amount payable upon repayment.

For us to repay a debt security, the paying agent must receive at least 15 days but not more than 30 days prior to the repayment date:

•	the debt security with the form entitled “Option to Elect Repayment” on the reverse of the debt security duly completed; or

•
a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange, or the Financial Industry Regulatory Authority, Inc. or a commercial bank or trust company in the United States setting forth the name of the holder of the debt security, the principal amount of the debt security, the principal amount of the debt security to be repaid, the certificate number or a description of the tenor and terms of the debt security, a statement that the option to elect repayment is being exercised and a guarantee that the debt security to be repaid, together with the duly completed form entitled “Option to Elect Repayment” on the reverse of the debt security, will be received by the paying agent not later than the fifth business day after the date of that telegram, telex, facsimile transmission or letter. However, the telegram, telex, facsimile transmission or letter will only be effective if that debt security and form duly completed are received by the paying agent by the fifth business day after the date of that telegram, telex, facsimile transmission or letter.

Exercise of the repayment option by the holder of a debt security will be irrevocable. The holder may exercise the repayment option for less than the entire principal amount of the debt security but, in that event, the principal amount of the debt security remaining outstanding after repayment must be an authorized denomination.

Special Requirements for Optional Repayment of Global Debt Securities. If a debt security is represented by a registered global debt security, the Depositary or the Depositary’s nominee will be the holder of the debt security and therefore will be the only entity that can exercise a right to repayment. In order to ensure that the Depositary’s nominee will timely exercise a right to repayment of a particular debt security, the beneficial owner of the debt security must instruct the broker or other direct or indirect participant through which it holds an interest in the debt security to notify the Depositary of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a debt security in order to ascertain the cut-off time by which an instruction must be given in order for timely notice to be delivered to the Depositary.

Open Market Purchases by Us. We may purchase debt securities at any price in the open market or otherwise. Debt securities so purchased by us may, at our discretion, be held or resold or surrendered to the trustee for cancellation.

Indentures

Debt securities that will be senior debt will be issued under a senior debt indenture between BBVA Compass and U.S. Bank National Association, as trustee. We call that indenture, as it may be supplemented from time to time, the Senior Debt Indenture. Debt securities that will be subordinated debt will be issued under a subordinated debt indenture between BBVA Compass and U.S. Bank National Association, as trustee. We call that indenture, as it may be supplemented from time to time, the Subordinated Debt Indenture. We refer to U.S. Bank National Association as the “trustee.”

Subordination Provisions

Holders of subordinated debt securities should recognize that certain contractual provisions in the Subordinated Debt Indenture may prohibit us from making payments on these securities. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the Subordinated Debt Indenture, to all of our senior indebtedness. The Subordinated Debt Indenture defines “senior indebtedness” as (i) any of our indebtedness for money borrowed (as defined below), whether outstanding on the date of execution of the Subordinated Debt Indenture or thereafter created, assumed or incurred, except (a) the securities issued under the Subordinated Debt Indenture and (b) such other indebtedness of ours as is by its terms expressly stated not to be senior in right of payment to, or to rank pari passu with, the securities issued under the Subordinated Debt Indenture and (ii) any deferrals, renewals or extensions of any such senior indebtedness. Senior indebtedness does not include obligations to trade creditors created or assumed by us in the ordinary course of business. The Subordinated Debt Indenture defines “indebtedness for money borrowed” as (i) any obligation of ours, or any obligation guaranteed by us, for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, (ii) similar obligations arising from off-balance sheet guarantees and direct credit substitutes, (iii) obligations associated with derivative products, such as interest-rate and foreign exchange-rate contracts, commodity contracts and similar arrangements and (iv) any deferred obligations for the payment of the purchase price of property or assets.

The Subordinated Debt Indenture provides that, unless all principal of and any premium or interest on the senior indebtedness has been paid in full, or provision has been made to make these payments in full, no payment of principal of, or any premium or interest on, any subordinated debt securities may be made in the event:

•	of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings involving us or substantially all of our property;

•
that (a) a default has occurred in the payment of principal, any premium, interest or other monetary amounts due and payable on any senior indebtedness or (b) there has occurred any other event of default concerning senior indebtedness that permits the holder or holders of the senior indebtedness to accelerate the maturity of the senior indebtedness, with notice or passage of time, or both, and that event of default has continued beyond the applicable grace period, if any, and that default or event of default has not been cured or waived or has not ceased to exist; or

•
that the principal of and accrued interest on any subordinated debt securities have been declared due and payable upon an event of default as defined under the Subordinated Debt Indenture and that declaration has not been rescinded and annulled as provided under the Subordinated Debt Indenture. (Subordinated Debt Indenture, Section 13.01).

Covenants Restricting Pledges, Mergers and Other Significant Corporate Actions

Negative Pledge. Because we are a holding company, our assets consist primarily of the equity securities of our subsidiaries. The negative pledge provisions of the Senior Debt Indenture limit our ability to pledge some of these securities. The Senior Debt Indenture provides that we will not, and will not permit any subsidiary to, create, assume, incur or guarantee any indebtedness for borrowed money that is secured by a pledge, lien or other encumbrance except for liens specifically permitted by the Senior Debt Indenture on:

•	the voting securities of Compass Bank or any other subsidiary succeeding to any substantial part of the business now conducted by Compass Bank, which we refer to as the “principal subsidiary,” or

•	the voting securities of a subsidiary that owns, directly or indirectly, the voting securities of any of the principal subsidiaries, other than directors’ qualifying shares,

without making effective provisions so that the debt securities issued under the Senior Debt Indenture will be secured equally and ratably with indebtedness so secured.

For these purposes, “subsidiary” means any corporation, partnership or other entity of which at the time of determination we own or control directly or indirectly more than 50% of the shares of the voting stock or equivalent interest, and “voting securities” means stock of any class or classes having general voting power under ordinary circumstances to elect a majority of the board of directors, managers or trustees of the relevant subsidiary, other than stock that carries only the conditional right to vote upon the happening of an event, whether or not that event has happened. (Senior Debt Indenture, Section 3.06).

The Subordinated Debt Indenture does not include negative pledge provisions.

Merger, Consolidation, Sale, Lease or Conveyance. Each Indenture provides that we will not merge or consolidate with any other person and will not sell, lease or convey all or substantially all of our assets to any other person, unless:

•	we will be the continuing corporation; or

•	the successor corporation or person that acquires all or substantially all of our assets:

o	will be a corporation organized under the laws of the United States, a state of the United States or the District of Columbia; and

o	will expressly assume all of our obligations under the Indenture and the debt securities issued under the Indenture; and

•
immediately after the merger, consolidation, sale, lease or conveyance, we, that person or that successor corporation will not be in default in the performance of the covenants and conditions of the Indenture applicable to us. (Indentures, Section 9.01).

Absence of Protections Against All Potential Actions of BBVA Compass. There are no covenants or other provisions in the Indentures that would afford holders of debt securities additional protection in the event of a recapitalization transaction, a change of control of BBVA Compass or a highly leveraged transaction. The merger covenant described above would only apply if the recapitalization transaction, change of control or highly leveraged transaction were structured to include a merger or consolidation of BBVA Compass or a sale, lease or conveyance of all or substantially all of our assets. However, we may provide specific protections, such as a put right or increased interest, for particular debt securities, which we would describe in the applicable pricing supplement.

Events of Default

The Indentures provide holders of debt securities with remedies if we fail to perform specific obligations or if we become bankrupt. Holders should review these provisions and understand which of our actions trigger an event of default and which actions do not. Each Indenture permits the issuance of debt securities in one or more series, and, in many cases, whether an event of default has occurred is determined on a series by series basis.

An event of default is defined under the Senior Debt Indenture, with respect to any series of debt securities issued under the Senior Debt Indenture, as being:

•
default in payment of any principal of the debt securities of that series, either at maturity or upon any redemption, by declaration or otherwise, and continuance of such default for a period of 30 days;

•	default for 30 days in payment of any interest on any debt securities of that series;

•
default for 60 days after written notice in the observance or performance of any covenant or agreement in the debt securities of that series or the Senior Debt Indenture (other than a covenant or warranty with respect to the debt securities of that series the breach or nonperformance of which is otherwise included in the definition of “event of default”);

•	events of bankruptcy, insolvency or reorganization; or

•	any other event of default provided in the supplemental indenture under which that series of debt securities is issued. (Senior Debt Indenture, Section 5.01).

An event of default is defined under the Subordinated Debt Indenture, with respect to any series of debt securities issued under that Indenture, as being:

•	events of bankruptcy, insolvency or reorganization; or

•	any other event of default provided in the supplemental indenture under which that series of debt securities is issued. (Subordinated Debt Indenture, Section 5.01).

Unless otherwise stated in the applicable pricing supplement, the debt securities issued under either Indenture will not have the benefit of any cross-default or cross-acceleration provisions with our other indebtedness.

Acceleration of Debt Securities upon an Event of Default. The Senior Debt Indenture provides that:

•
if an event of default due to the default in payment of principal of, or any premium or interest on, any series of debt securities issued under the Senior Debt Indenture, or due to the default in the performance or breach of any other covenant or warranty of BBVA Compass applicable to the debt securities of that series but not applicable to all outstanding debt securities issued under the Senior Debt Indenture occurs and is continuing, either the trustee or the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each affected series, voting as one class, by notice in writing to BBVA Compass and to the trustee, if given by security holders, may declare the principal of all debt securities of all affected series and interest accrued thereon to be due and payable immediately; and

•
if an event of default due to a default in the performance of any other covenants or agreements in the Senior Debt Indenture applicable to all outstanding debt securities issued under the Senior Debt Indenture or due to specified events of bankruptcy, insolvency or reorganization of BBVA Compass, occurs and is continuing, either the trustee or the holders of not less than a majority in aggregate principal amount of all outstanding debt securities issued under the Senior Debt Indenture, voting as one class, by notice in writing to BBVA Compass and to the trustee, if given by security holders, may declare the principal of all those debt securities and interest accrued thereon to be due and payable immediately. (Senior Debt Indenture, Section 5.01).

Unless otherwise stated in the applicable pricing supplement, debt securities issued under the Senior Debt Indenture will have the benefit of these acceleration provisions.

The Subordinated Debt Indenture provides that:

•
if an event of default applicable to the debt securities of that series but not applicable to all outstanding debt securities issued under the Subordinated Debt Indenture occurs and is continuing, either the trustee or the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each affected series, voting as one class, by notice in writing to BBVA Compass and to the trustee, if given by security holders, may declare the principal of all debt securities of all affected series and interest accrued thereon to be due and payable immediately; and

•
if an event of default due to specified events of bankruptcy, insolvency or reorganization of BBVA Compass, occurs and is continuing, or if an event of default applicable to all outstanding debt securities issued under the Subordinated Debt Indenture is provided in the supplemental indenture under which such series of debt securities is issued or in the form of debt securities for such series and such event of default has occurred and is continuing, either the trustee or the holders of not less than a majority in aggregate principal amount of all outstanding debt securities issued under the Subordinated Debt Indenture, voting as one class, by notice in writing to BBVA Compass and to the trustee, if given by security holders, may declare the principal of all those debt securities and interest accrued thereon to be due and payable immediately. (Subordinated Debt Indenture, Section 5.01).

Annulment of Acceleration and Waiver of Defaults. The Senior Debt Indenture provides that:

In some circumstances, if any and all events of default under Senior Debt Indenture, other than the non-payment of the principal of the securities that has become due as a result of an acceleration, have been cured, waived or otherwise remedied, then the holders of a majority in aggregate principal amount of all series of outstanding debt securities affected, voting as one class, may waive past defaults and rescind and annul past declarations of acceleration of the debt securities. (Senior Debt Indenture, Section 5.01).

Prior to the acceleration of any debt securities, the holders of a majority in aggregate principal amount of all series of outstanding debt securities with respect to which an event of default has occurred and is continuing, voting as one class, may waive any past default or event of default, other than or a default in respect of a covenant or provision in the Senior Debt Indenture that cannot be modified or amended without the consent of the holder of each debt security affected. (Senior Debt Indenture, Section 5.10).

The Subordinated Debt Indenture provides that:

In some circumstances, if any and all defaults (as defined below) under the Subordinated Debt Indenture, other than the non-payment of the principal of the securities that has become due as a result of an acceleration, have been cured, waived or otherwise remedied, then the holders of a majority in aggregate principal amount of all series of outstanding debt securities affected, voting as one class, may waive past defaults and rescind and annul past declarations of acceleration of the debt securities. (Subordinated Debt Indenture, Section 5.01).

Prior to the acceleration of any debt securities, the holders of a majority in aggregate principal amount of all series of outstanding debt securities with respect to which a default has occurred and is continuing, voting as one class, may waive any past default, other than a default in respect of a covenant or provision in the Indenture that cannot be modified or amended without the consent of the holder of each debt security affected. (Subordinated Debt Indenture, Section 5.10).

Defaults. In the case of the Subordinated Debt Indenture, a default is defined, with respect to any series of debt securities issued under that Indenture, as being:

•	default in payment of any principal of the debt securities of that series, either at maturity or upon any redemption, by declaration or otherwise;

•	default for 30 days in payment of any interest on any debt securities of that series;

•
default for 60 days after written notice in the observance or performance of any covenant or agreement in the debt securities of that series or the Indenture (other than a covenant or warranty with respect to the debt securities of that series the breach or nonperformance of which is otherwise included in the definition of “event of default” or “default”);

•	an event of default with respect to such series of debt securities; or

•	any other default provided in the supplemental indenture under which that series of debt securities is issued. (Subordinated Debt Indenture, Section 5.06).

There will be no event of default, and therefore no right of acceleration, in the case of a default in the performance of any covenant or obligation with respect to the debt securities issued under the Subordinated Debt Indenture, including a default in the payment of principal or interest. If a default in the payment of principal of, or any interest on, any series of debt securities issued under the Subordinated Debt Indenture occurs and is continuing and we fail to pay the full amount then due and payable with respect to all debt securities of the affected series immediately upon the demand of the trustee, the trustee is entitled to institute an action or proceeding to collect the amount due and unpaid. (Subordinated Debt Indenture, Section 5.02). If any default occurs and is continuing, the trustee may pursue legal action to enforce the performance of any provision in the Indenture to protect the rights of the trustee and the holders of the debt securities issued under the Subordinated Debt Indenture. (Subordinated Debt Indenture, Section 5.04).

Indemnification of Trustee for Actions Taken on Your Behalf. Each Indenture contains a provision entitling the trustee, subject to the duty of the trustee during a default to act with the required standard of care, to be indemnified by the holders of debt securities issued under that Indenture before proceeding to exercise any trust or power at the request of holders. (Indentures, Section 6.02). Subject to these provisions and some other limitations, the holders of a majority in aggregate principal amount of each series of outstanding debt securities of each affected series, voting as one class, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee. (Indentures, Section 5.09).

Limitation on Actions by You as an Individual Holder. Each Indenture provides that no individual holder of debt securities may institute any action against us under that Indenture, except actions for payment of overdue principal and interest, unless the following actions have occurred:

•	the holder must have previously given written notice to the trustee of the continuing default;

•
the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each affected series, treated as one class, must have (1) requested the trustee to institute that action and (2) offered the trustee reasonable indemnity;

•	the trustee must have failed to institute that action within 60 days after receipt of the request referred to above; and

•
the holders of a majority in principal amount of the outstanding debt securities of each affected series, voting as one class, must not have given directions to the trustee inconsistent with those of the holders referred to above. (Indentures, Sections 5.06 and 5.09).

Annual Certification. Each Indenture contains a covenant that we will file annually with the trustee a certificate of no default or a certificate specifying any default that exists. (Indentures, Section 3.05).

Discharge, Defeasance and Covenant Defeasance

We have the ability to eliminate most or all of our obligations on any series of debt securities prior to maturity if we comply with the following provisions. (Indentures, Section 10.01).

Discharge of Indenture. If at any time we have:

•	paid or caused to be paid the principal of and interest on all of the outstanding debt securities in accordance with their terms;

•	delivered to the applicable trustee for cancellation all of the outstanding debt securities; or

•
irrevocably deposited with the applicable trustee cash or, in the case of a series of debt securities payable only in U.S. dollars, U.S. government obligations in trust for the benefit of the holders of any series of debt securities issued under the Indenture that have either become due and payable, or are by their terms due and payable within one year or are scheduled for redemption within one year, in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and interest on, and any mandatory sinking fund payments for, those debt securities;

and if, in any such case, we also pay or cause to be paid all other sums payable by us under the Indenture with respect to the securities of such series, then the Indenture shall cease to be of further effect with respect to the securities of such series, except as to certain rights and with respect to the transfer and exchange of securities, rights of the holders to receive payment and certain other rights and except that the deposit of cash or U.S. government obligations for the benefit of holders of a series of debt securities that are due and payable or are due and payable within one year or are scheduled for redemption within one year will discharge obligations under the relevant Indenture relating only to that series of debt securities.

Defeasance of a Series of Securities at Any Time. We may also discharge all of our obligations, other than as to transfers and exchanges, under any series of debt securities at any time, which we refer to as “defeasance.”

We may be released with respect to any outstanding series of debt securities from the obligations imposed by Section 3.06 (in the case of the Senior Debt Indenture) and Section 9.01 (in the case of the Subordinated Debt Indenture), which sections contain the covenants described above limiting liens and consolidations, mergers, asset sales and leases, and elect not to comply with those sections without creating an event of default or a default. Discharge under those procedures is called “covenant defeasance.”

Defeasance or covenant defeasance may be effected only if, among other things:

•
We irrevocably deposit with the trustee cash or, in the case of debt securities payable only in U.S. dollars, U.S. government obligations, as trust funds in an amount certified to be sufficient to pay on each date that they become due and payable or a combination of the above sufficient to pay the principal of and interest on, and any mandatory sinking fund payments for, all outstanding debt securities of the series being defeased.

•	We deliver to the trustee an opinion of counsel to the effect that:

o
the beneficial owners of the series of debt securities being defeased will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance; and

o
the defeasance or covenant defeasance will not otherwise alter those beneficial owners’ U.S. federal income tax treatment of principal and interest payments on the series of debt securities being defeased.

In the case of a defeasance, but not in the case of covenant defeasance, this opinion must be based on a ruling of the Internal Revenue Service or a change in U.S. federal income tax law occurring after the date of this prospectus.

•	In the case of the Subordinated Debt Indenture:

o
no event or condition will exist that, under the provisions described under “—Subordination Provisions” above, would prevent us from making payments of principal or interest on the subordinated debt securities at the date of the irrevocable deposit referred to above or at any time during the period ending on the 91st day after that deposit date; and

o
we deliver to the trustee for the Subordinated Debt Indenture an opinion of counsel to the effect that (i) the trust funds will not be subject to any rights of holders of senior indebtedness and (ii) after the 91st day following the deposit, the trust funds will not be subject to any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, except that if a court were to rule under any of those laws in any case or proceeding that the trust funds remained our property, then the trustee and the holders of the subordinated debt securities would be entitled to some enumerated rights as secured creditors in the trust funds. (Subordinated Debt Indenture, Section 10.01).

Modification of the Indentures

Modification Without Consent of Holders. We and the trustee may enter into supplemental indentures without the consent of the holders of debt securities issued under a particular Indenture to:

•	secure any debt securities;

•	evidence the assumption by a successor corporation of our obligations;

•	add covenants for the protection of the holders of debt securities;

•	cure any ambiguity or correct any inconsistency;

•	establish the forms or terms of debt securities of any series; or

•	evidence the acceptance of appointment by a successor trustee. (Indentures, Section 8.01).

Modification with Consent of Holders. We and the applicable trustee, with the consent of the holders of not less than a majority in aggregate principal amount of each affected series of outstanding debt securities, voting as one class, may add any provisions to, or change in any manner or eliminate any of the provisions of, the applicable Indenture or modify in any manner the rights of the holders of those debt securities. However, we and the trustee may not make any of the following changes to any outstanding debt security without the consent of each holder that would be affected by such change:

•	extend the final maturity of the principal;

•	reduce the principal amount;

•	reduce the rate or extend the time of payment of interest;

•	reduce any amount payable on redemption;

•	change the currency in which the principal and any amount of original issue discount, premium, or interest thereon is payable;

•	modify or amend the provisions for conversion of any currency into another currency;

•	reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy;

•
alter the terms on which holders of the debt securities may convert or exchange debt securities for stock or other securities of BBVA Compass or of other entities or for other property or the cash value of the property, other than in accordance with the antidilution provisions or other similar adjustment provisions included in the terms of the debt securities;

•	alter certain provisions of the relevant Indenture relating to debt securities not denominated in U.S. dollars;

•	impair the right of any holder to institute suit for the enforcement of any payment on any debt security when due; or

•	reduce the percentage of debt securities the consent of whose holders is required for modification of the relevant Indenture. (Indentures, Section 8.02).

Modification of Subordination Provisions. We may not amend the Subordinated Debt Indenture to alter the subordination of any outstanding subordinated debt securities without the written consent of each potentially adversely affected holder of senior indebtedness then outstanding. (Subordinated Debt Indenture, Section 8.06).

Replacement of Debt Securities

At the expense of the holder, we may, in our discretion, replace any debt securities that become mutilated, destroyed, lost or stolen or are apparently destroyed, lost or stolen. The mutilated debt securities must be delivered to the applicable trustee, the paying agent and the registrar, in the case of registered debt securities, or satisfactory evidence of the destruction, loss or theft of the debt securities must be delivered to us, the paying agent, the registrar, in the case of registered debt securities, and the applicable trustee. At the expense of the holder, an indemnity that is satisfactory to us, the principal paying agent, the registrar, in the case of registered debt securities, and the applicable trustee may be required before a replacement debt security will be issued.

Concerning Our Relationship with the Trustee

We and our subsidiaries maintain ordinary banking relationships and credit facilities with U.S. Bank National Association. U.S. Bank National Association also provides other trustee services to us and our subsidiaries.

Governing Law

The debt securities and the Indentures will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF PREFERRED STOCK

As of the date of this prospectus, BBVA Compass’ authorized capital stock consists of 300,000,000 shares of common stock, par value $0.01 per share, and 30,000,000 shares of preferred stock, par value $0.01 per share.  There are no shares of preferred stock currently outstanding.

The rights of holders of preferred stock offered by this prospectus will be subject to, and may be adversely affected by, issuances of preferred stock in the future.

The Board of Directors of BBVA Compass has the power, without further action by the stockholders, unless action is required by applicable laws or regulations or by the terms of outstanding preferred stock, to issue preferred stock in one or more classes or series and to fix for each such class or series the voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating optional or other special rights and such qualifications, limitations or restrictions thereof, and any other terms applicable to the preferred stock to be issued.  The Board of Directors may issue preferred stock to obtain additional financing, in connection with acquisitions, as compensation to officers, directors or employees of BBVA Compass and its subsidiaries in accordance with benefit plans or otherwise and for other proper corporate purposes.

Preferred Stock

Our Board of Directors has authorized the issuance of one or more classes or series of shares of preferred stock and has authorized a committee of the Board of Directors to establish and designate classes or series and to fix the number of shares and the voting powers, designations, preferences, rights and limitations of the respective class or series of the preferred stock offered by this prospectus and the applicable pricing supplement.  The shares of preferred stock, when issued and sold, will be fully paid and nonassessable.

Terms Specified in Pricing Supplement.  The following description sets forth some general terms and provisions of the preferred stock.  The number of shares and all of the relative rights, voting powers, designations, preferences and limitations of the respective class or series of preferred stock that the Board of Directors or the committee establishes will be described in the applicable pricing supplement.  The terms of particular series of preferred stock may differ, among other things, in:

•	designation;

•	number of shares that constitute the series;

•	dividend rate, or the method of calculating the dividend rate, including whether dividends will be cumulative or noncumulative;

•	dividend payment dates and dividend periods, or the method of calculating the dividend payment dates and dividend periods;

•	priority of dividends;

•	redemption provisions, including whether or not, on what terms and at what prices the shares will be subject to mandatory redemption, to a sinking fund provision or to redemption at our option;

•	voting rights;

•	preferences and rights upon liquidation or winding up;

•	whether depositary shares representing the preferred stock will be offered and, if so, the fraction or multiple of a share that each depositary share will represent; and

•	the other rights and privileges and any qualifications, limitations or restrictions of those rights or privileges.

The Board of Directors or a duly authorized committee of the Board of Directors will adopt the resolutions to be included in the certificate of designation prior to the issuance of a series of preferred stock, and the certificate of designation will be filed with the Secretary of State of the State of Texas as soon thereafter as reasonably practicable.

Agents and Registrar for Preferred Stock.  The transfer agent, dividend disbursing agent and registrar for each series of preferred stock will be named in the pricing supplement relating to that series.

Depositary Shares

We may issue fractional shares or some multiple of shares of preferred stock rather than full shares of preferred stock. If we exercise this option, we will issue receipts for depositary shares, and each of these depositary shares will represent a fraction or a multiple (to be set forth in the pricing supplement relating to such depositary shares) of a share of a particular series of preferred stock.

The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us.  Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction or multiple of a share of preferred stock underlying the depositary share, to all of the rights and preferences of the preferred stock underlying that depositary share. Those rights may include dividend, voting, redemption, conversion and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under a deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional or multiple shares of preferred stock underlying the depositary shares, in accordance with the terms of the offering. We will describe the material terms of the deposit agreement, the depositary shares and the depositary receipts in a pricing supplement relating to the depositary shares. You should also refer to the forms of the deposit agreement and depositary receipts that will be filed with the SEC in connection with the offering of the specific depositary shares.

The preceding summary of certain provisions of the depositary shares and deposit agreement does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, all the provisions of the deposit agreement and the applicable pricing supplement, including the definitions.

FORMS OF DEBT SECURITIES

Each debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Both certificated securities in definitive form and global securities will be issued in registered form, where our obligation runs to the holder of the security named on the face of the security. Definitive securities name you or your nominee as the owner of the security, and, in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below under “—Global Securities.”

Our obligations, as well as the obligations of the trustee under any Indenture and the obligations of any agents of ours or any agents of the trustee, run only to the persons or entities named as holders of the securities in the relevant security register. Neither we nor any trustee, agent of ours or agent of the trustee have obligations to investors who hold beneficial interest in global securities, in street name or by any other indirect means.

Upon making a payment or giving a notice to the holder as required by the terms of that security, we will have no further responsibility for that payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect owners of beneficial interests in that security but does not do so. Similarly, if we want to obtain the approval or consent of the holders of any securities for any purpose, we would seek the approval only from the holders, and not the indirect owners, of the relevant securities. Whether and how the holders contact the indirect owners would be governed by the agreements between such holders and the indirect owners.

References to “you” in this prospectus refer to those who invest in the securities being offered by this prospectus, whether they are the direct holders or only indirect owners of beneficial interests in those securities.

Global Securities

We may issue the registered debt securities in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable pricing supplement and registered in the name of that depositary or its nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

The Depositary

Except as otherwise described herein and/or stated in the applicable pricing supplement, DTC will be designated as the depositary for any registered global security. Each registered global security will be registered in the name of Cede & Co., the Depositary’s nominee.

The Depositary is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities deposited with it by its direct participants, and it facilitates the settlement of transactions among its direct participants in those securities through electronic computerized book-entry changes in participants’ accounts, eliminating the need for physical movement of securities certificates. The Depositary’s direct participants include both U.S. and non-U.S. securities brokers and dealers, including the agents, banks, trust companies, clearing corporations and other organizations, some of whom and/or their representatives own the Depositary. Access to the Depositary’s book-entry system is also available to others, such as both U.S. and non-U.S. brokers and dealers, banks, trust companies and clearing corporations, such as Euroclear and Clearstream, Luxembourg, that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to the Depositary and its participants are on file with the SEC.

Purchases of the securities under the Depositary’s system must be made by or through its direct participants, which will receive a credit for the securities on the Depositary’s records. The ownership interest of each actual purchaser of each security (the “beneficial owner”) is in turn to be recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from the Depositary of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the securities are to be made by entries on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in securities, except in the event that use of the book-entry system for the securities is discontinued.

To facilitate subsequent transfers, all securities deposited with the Depositary are registered in the name of the Depositary’s partnership nominee, Cede & Co, or such other name as may be requested by the Depositary. The deposit of securities with the Depositary and their registration in the name of Cede & Co. or such other nominee of the Depositary do not effect any change in beneficial ownership. The Depositary has no knowledge of the actual beneficial owners of the securities; the Depositary’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by the Depositary to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither the Depositary nor Cede & Co. (nor such other nominee of the Depositary) will consent or vote with respect to the securities unless authorized by a direct participant in accordance with the Depositary’s procedures. Under its usual procedures, the Depositary mails an omnibus proxy to us as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants identified in a listing attached to the omnibus proxy to whose accounts the securities are credited on the record date.

Redemption proceeds, distributions, and dividend payments on the securities will be made to Cede & Co or such other nominee as may be requested by the Depositary. The Depositary’s practice is to credit direct participants’ accounts upon the Depositary’s receipt of funds and corresponding detail information from us or any agent of ours, on the date payable in accordance with their respective holdings shown on the Depositary’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities registered in “street name,” and will be the responsibility of such participant and not of the Depositary or its nominee, the trustee, any agent of ours, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments of redemption proceeds, distributions, and dividend payments to Cede & Co. or such other nominee as may be requested by the Depositary is the responsibility of us or of any paying agent of ours, disbursement of such payments to direct participants will be the responsibility of the Depositary, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

The Depositary may discontinue providing its services as depositary with respect to the securities at any time by giving reasonable notice to us or our agent. Under such circumstances, in the event that a successor depositary is not obtained by us within 90 days, security certificates are required to be printed and delivered. In addition, under the terms of the Indentures, we may at any time and in our sole discretion decide not to have any of the securities represented by one or more registered global securities. We understand, however, that, under current industry practices, the Depositary would notify its participants of our request, but will only withdraw beneficial interests from a global security at the request of each participant. We would issue definitive certificates in exchange for any such interests withdrawn. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the Depositary gives to the trustee or other agent of ours or theirs. It is expected that the Depositary’s instructions will be based upon directions received by the Depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the Depositary.

According to the Depositary, the foregoing information relating to the Depositary has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

The information in this section concerning the Depositary and Depositary’s book-entry system has been obtained from sources we believe to be reliable, but we take no responsibility for the accuracy thereof. The Depositary may change or discontinue the foregoing procedures at any time.

SECURITIES OFFERED ON A GLOBAL BASIS THROUGH THE DEPOSITARY

If we offer any of the securities on a global basis through the Depositary, we will so specify in the applicable pricing supplement. The additional information contained in this section under “—Book-Entry, Delivery and Form” and “—Global Clearance and Settlement Procedures” will apply to every offering on a global basis through the Depositary.

Book-Entry, Delivery and Form

The securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of the Depositary, and registered in the name of Cede & Co. Beneficial interests in the registered global securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depositary, as described above. Investors may elect to hold interests in the registered global securities held by the Depositary through Clearstream, Luxembourg or Euroclear if they are participants in those systems, or indirectly through organizations which are participants in those systems. Clearstream, Luxembourg and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream, Luxembourg’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold interests in the registered global securities in customers’ securities accounts in the depositaries’ names on the books of the Depositary. Citibank, N.A. will act as depositary for Clearstream, Luxembourg, and The Bank of New York Mellon, a New York banking corporation, will act as depositary for Euroclear. We refer to each of Citibank, N.A. and The Bank of New York Mellon, acting in this depositary capacity, as the “U.S. depositary” for the relevant clearing system. Except as set forth below, the registered global securities may be transferred, in whole but not in part, only to the Depositary, another nominee of the Depositary or to a successor of the Depositary or its nominee.

Clearstream, Luxembourg advises that distributions with respect to the securities held through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream, Luxembourg.

Euroclear advises that distributions with respect to the securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions, to the extent received by the U.S. depositary for Euroclear.

Euroclear further advises that investors that acquire, hold and transfer interests in securities by book-entry through accounts with Euroclear or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between their intermediary and each other intermediary, if any, standing between themselves and the securities.

Individual certificates in respect of the securities will not be issued in exchange for the registered global securities, except in very limited circumstances. If the Depositary notifies us that it is unwilling or unable to continue as a clearing system in connection with the registered global securities or ceases to be a clearing agency registered under the Exchange Act, and a successor clearing system is not appointed by us within 90 days after receiving that notice from the Depositary or upon becoming aware that the Depositary is no longer so registered, we will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the securities represented by registered global securities upon delivery of those registered global securities for cancellation.

Title to book-entry interests in the securities will pass by book-entry registration of the transfer within the records of Clearstream, Luxembourg, Euroclear or the Depositary, as the case may be, in accordance with their respective procedures. Book-entry interests in the securities may be transferred within Clearstream, Luxembourg and within Euroclear and between Clearstream, Luxembourg and Euroclear in accordance with procedures established for these purposes by Clearstream, Luxembourg and Euroclear. Book-entry interests in the securities may be transferred within the Depositary in accordance with procedures established for this purpose by the Depositary. Transfers of book-entry interests in the securities among Clearstream, Luxembourg and Euroclear and the Depositary may be effected in accordance with procedures established for this purpose by Clearstream, Luxembourg, Euroclear and the Depositary.

Global Clearance and Settlement Procedures

Initial settlement for the securities offered on a global basis through the Depositary will be made in immediately available funds. Secondary market trading between the Depositary’s participants will occur in the ordinary way in accordance with the Depositary’s rules and will be settled in immediately available funds using the Depositary’s Same-Day Funds Settlement System. Secondary market trading between Clearstream, Luxembourg customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through the Depositary on the one hand, and directly or indirectly through Clearstream, Luxembourg customers or Euroclear participants, on the other, will be effected through the Depositary in accordance with the Depositary’s rules on behalf of the relevant European international clearing system by its U.S. depositary; however, these cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in the clearing system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering interests in the securities to or receiving interests in the securities from the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Clearstream, Luxembourg customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of interests in the securities received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a Depositary participant will be made during subsequent securities settlement processing and dated the business day following the Depositary settlement date. Credits of interests or any transactions involving interests in the securities received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a Depositary participant and settled during subsequent securities settlement processing will be reported to the relevant Clearstream, Luxembourg customers or Euroclear participants on the business day following the Depositary settlement date. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of interests in the securities by or through a Clearstream, Luxembourg customer or a Euroclear participant to a Depositary participant will be received with value on the Depositary settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in the Depositary.

Although the Depositary, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of interests in the securities among participants of the Depositary, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform the foregoing procedures and these procedures may be changed or discontinued at any time.

Notices

Notices to holders of the securities will be given by mailing the notices to each holder by first-class mail, postage prepaid, at the respective address of each holder as that address appears upon our books. Notices given to the Depositary, as holder of the registered global securities, will be passed on to the beneficial owners of the securities in accordance with the standard rules and procedures of the Depositary and its direct and indirect participants, including Clearstream, Luxembourg and Euroclear.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO DEBT SECURITIES

The following is a discussion of the material U.S. federal income tax consequences of the ownership and disposition of debt securities.  It applies to you only if you are an initial investor who purchases a debt security at its issue price for cash and holds it as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).  This discussion does not address all of the tax consequences that may be relevant to you in light of your particular circumstances, including alternative minimum tax consequences and the application of the “Medicare contribution tax” on investment income, as well as the different consequences that may apply if you are a beneficial owner subject to special rules, such as:

•	a financial institution;

•	an insurance company;

•	a “regulated investment company;”

•	a “real estate investment trust;”

•	a tax-exempt entity, including an “individual retirement account” or “Roth IRA;”

•	a dealer or trader in securities subject to a mark-to-market method of tax accounting with respect to the securities;

•
a person holding a security as part of a hedging transaction, “straddle,” conversion transaction or integrated transaction, or who has entered into a “constructive sale” with respect to a debt security;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

•	a former citizen or resident of the United States;

•	a trader in securities who elects to apply a mark-to-market method of tax accounting; or

•	a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the debt securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership.  If you are a partnership holding debt securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the securities to you.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this prospectus, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein, possibly with retroactive effect.  This discussion does not address the effects of any applicable state, local, or non-U.S. tax laws.  You should consult your tax adviser concerning the application of U.S. federal income and estate tax laws to your particular situation (including the possibility of alternative treatments of the debt securities), as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

Tax Treatment of the Debt Securities

The tax treatment of the debt securities for U.S. federal income tax purposes will depend upon the facts at the time of the relevant offering.  This discussion assumes that the debt securities will be treated as debt instruments for U.S. federal income tax purposes.  If there is a risk that debt securities in a particular offering are not debt instruments for U.S. federal income tax purposes, we will address any alternative characterization of those securities in the applicable pricing supplement.

This discussion does not address the U.S. federal income tax consequences of the ownership or disposition of any underlying asset that you may receive at maturity or pursuant to any other terms of your securities.  You should consult your tax adviser regarding the potential U.S. federal income tax consequences of the ownership and disposition of any underlying asset.

This discussion herein is subject to, and should be read in conjunction with, any discussion contained in the applicable pricing supplement.  Additional issues may arise in connection with particular offerings of debt securities that will be addressed in the applicable pricing supplement.  At the time of the relevant offering, we may seek an opinion of counsel regarding the tax consequences of the ownership and disposition of the securities.  In this event, whether or not counsel is able to opine regarding the correctness of the treatment we intend to apply to a particular offering of securities, we generally expect that counsel will be able to opine that the tax consequences described in the applicable sections below are the material tax consequences of owning and disposing of the securities if that treatment is respected, as well as material tax consequences that may apply if it is not respected.

With respect to debt securities other than short-term securities (as defined below), the applicable pricing supplement will specify whether the securities have or may have “OID” (as defined below) as well as whether we intend to treat the securities as “variable rate debt instruments,” as “contingent payment debt instruments” or as “foreign currency securities,” as defined below.

The following discussion assumes the treatment described in an applicable section below is respected, except where otherwise indicated.  The relevant pricing supplement may indicate other issues applicable to a particular offering of securities.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders.  You are a “U.S. Holder” if you are a beneficial owner of debt securities that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any State therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Interest and Other Amounts

This section does not apply to “short-term securities” or securities properly treated as “contingent payment debt instruments,” each as described herein.  Additional rules will apply to securities that are “OID securities” (as described below) and also “variable rate debt instruments” or “foreign currency securities.”

Stated interest on a debt security generally will be taxable to you as ordinary interest income at the time it accrues or is received, in accordance with your method of accounting for U.S. federal income tax purposes.

Original Issue Discount

A debt security that has an “issue price” that is less than its “stated redemption price at maturity” will be considered to have been issued with original issue discount (“OID”) for U.S. federal income tax purposes (an “OID Security”) unless the security satisfies a de minimis threshold under applicable Treasury regulations.  The “issue price” of a security will be the first price at which a substantial amount of securities in the relevant issue is sold to the public (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers).  The “stated redemption price at maturity” of a debt security generally will equal the sum of all payments required under the security other than payments of “qualified stated interest.”  Qualified stated interest (“QSI”) generally includes stated interest unconditionally payable in cash or in property (other than in debt instruments of the issuer) at least annually at a single fixed rate, and also includes stated interest on certain floating-rate securities (as described under “—Debt Securities Treated as Variable Rate Debt

Instruments” below).  If a debt security provides for more than one fixed rate of stated interest, interest payable at the lowest stated rate generally is QSI, with any excess included in the stated redemption price at maturity for purposes of determining whether the security was issued with OID.

If the difference between a security’s stated redemption price at maturity and its issue price is less than a de minimis amount as determined under applicable Treasury regulations — generally, 0.25% of the security’s stated redemption price at maturity multiplied by the number of complete years from issuance to maturity — the security will not be treated as issued with OID and therefore will not be subject to the rules described below.  If you hold a debt security with less than a de minimis amount of OID, you generally will include this OID in income, as capital gain, on a pro rata basis as principal payments are made on the security.

If you hold OID Securities, you will be required to include any QSI in income when received or accrued, in accordance with your method of accounting for U.S. federal income tax purposes.  In addition, you will be required to include OID in income as it accrues, in accordance with a constant-yield method based on a compounding of interest, regardless of whether cash attributable to this income is received currently.  Under this method, you generally will be required to include in income increasingly greater amounts of OID in successive accrual periods.

You may make an election to include in gross income all interest that accrues on any debt security (including stated interest, OID, de minimis OID, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium, as described below) in accordance with a constant-yield method based on a compounding of interest (a “constant-yield election”).  This election may be revoked only with the consent of the Internal Revenue Service (the “IRS”).

A debt security that is subject to early redemption may be governed by rules that differ from the general rules described above for purposes of determining its yield and maturity (which may affect whether the security is treated as issued with OID and, if so, the timing of accrual of the OID).  Under applicable Treasury regulations, we will generally be presumed to exercise an option to redeem a debt security if the exercise of the option would lower the yield on the security, and you generally will be presumed to exercise an option to require us to repurchase a debt security if the exercise of the option would increase the yield on the security.  If such an option were not in fact exercised, the security would be treated, solely for purposes of calculating OID, as if it were redeemed and a new debt security were issued on the presumed exercise date for an amount equal to the security’s “adjusted issue price” on that date.  A security’s “adjusted issue price” is its issue price increased by the amount of previously includible OID and decreased by the amount of any prior payments on the debt security that do not constitute QSI.

Market Discount

If you purchase a debt security for an amount that is less than its stated redemption price at maturity or, in the case of an OID Security, its adjusted issue price, the amount of the difference will be treated as market discount for U.S. federal income tax purposes, unless this difference is less than a specified de minimis amount.

You will be required to treat any principal payment (or, in the case of an OID Security, any payment that does not constitute QSI) on, or any gain on the sale, exchange or retirement of, a debt security, including disposition in certain nontaxable transactions, as ordinary income to the extent of the market discount accrued on the security at that time, unless this market discount has been previously included in income pursuant to an election to include market discount in income as it accrues (a “market discount accrual election”), or pursuant to a constant-yield election as described under “—Original Issue Discount” above.  If you dispose of a debt security in one of certain nontaxable transactions, accrued market discount will be includible as ordinary income as if you had sold the security in a taxable transaction at its then fair market value.  Unless you make a market discount accrual election, you generally will be required to defer deductions for any interest paid on indebtedness incurred to purchase or carry the debt securities, in an amount not exceeding the accrued market discount, until the accrued market discount is included in income.

If you make a market discount accrual election, that election will apply to all market discount bonds acquired by you on or after the first day of the first taxable year to which that election applies.  If you make a constant-yield election (as described under “—Original Issue Discount” above) with respect to a market discount security, that election will result in a deemed market discount accrual election for the taxable year in which you acquired the security and all succeeding years.

Acquisition Premium and Amortizable Bond Premium

If you purchase an OID Security for an amount that is greater than the security’s adjusted issue price but less than or equal to the sum of all amounts payable on the security after the purchase date, other than payments of QSI, you will be considered to have purchased the security with acquisition premium.  Under the acquisition premium rules, the amount of OID that you must include in gross income with respect to the security for any taxable year will be reduced by the portion of acquisition premium properly allocable to that year.

If you purchase a debt security for an amount that is greater than the sum of all amounts payable on the security after the purchase date, other than payments of QSI, you generally will be considered to have purchased the security with amortizable bond premium equal to such excess.  If the security is not optionally redeemable prior to its maturity date, you generally may elect to amortize this premium over the remaining term of the security using a constant-yield method.  If, however, the security may be optionally redeemed prior to maturity after the date you acquire it, the amount of amortizable bond premium is determined by substituting the redemption date for the maturity date and the redemption price for the amount payable at maturity but only if the substitution results in a smaller amount of premium attributable to the period before the redemption date.  You may generally use the amortizable bond premium allocable to an accrual period to offset QSI otherwise required to be included in income with respect to the security in that accrual period.  In addition, if you purchase an OID Security with amortizable bond premium, you will not be required to include any OID in income with respect to that security.  If you elect to amortize bond premium, you must reduce your tax basis in the security by the amount of the premium amortized in any year.  An election to amortize bond premium applies to all taxable debt instruments then owned or thereafter acquired, and may be revoked only with the consent of the IRS.

If you make a constant-yield election (as described under “—Original Issue Discount” above) for a debt security with amortizable bond premium, that election will result in a deemed election to amortize bond premium for all of your debt instruments with amortizable bond premium.

Sale, Exchange or Retirement of a Debt Security

Upon the sale, exchange or retirement (including early redemption) of a debt security, you will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and your adjusted tax basis in the security.

For purposes of determining the amount of gain recognized upon the sale, exchange or retirement, the amount realized does not include any amount attributable to accrued QSI, which will be treated as a payment of interest.  Your adjusted tax basis in a debt security will generally equal its cost, increased by the amounts of any OID and market discount you have previously included in income with respect to the security and decreased by any amortized premium and any principal payments or payments other than QSI you received prior to the sale, exchange or retirement of the security.

Gain or loss realized upon the sale, exchange or retirement of a security will be capital gain or loss and will be long-term capital gain or loss if you have held the security for more than one year.  The deductibility of capital losses is subject to certain limitations.  Gain or loss, if any, will generally be U.S.-source income for purposes of computing your foreign tax credit limitation.

Short-Term Securities

The following discussion applies to debt securities with a term of not more than one year (including either the issue date or the last possible date that the securities could be outstanding pursuant to their terms, but not both), to which we refer as “short-term securities.”

If you are a cash-method U.S. Holder, you generally will not be required to recognize income with respect to a short-term security prior to maturity, other than with respect to the receipt of interest payments, if any, or pursuant to a sale, exchange or retirement of the security.  If you are an accrual-method U.S. Holder (or a cash-method U.S. Holder who elects to accrue income on the security currently), you will be subject to rules that generally require accrual of discount on short-term securities on a straight-line basis, unless you elect a constant-yield method of accrual based on daily compounding.  It is not clear whether or how any accrual should be determined prior to the relevant determination date(s) in respect of a contingent payment.  You should consult your tax adviser regarding the amount and timing of any accruals on short-term securities that provide for contingent payments.

Upon a sale, exchange or retirement of a short-term security, you will recognize gain or loss equal to any difference between the amount received and your adjusted tax basis in the security.  Your adjusted tax basis in the security should equal its cost increased, if you accrue income on the securities currently, by any previously accrued but unpaid discount.  The amount of any resulting loss generally will be treated as a short-term capital loss, the deductibility of which is subject to limitations.  The excess of the amount received at maturity over your adjusted tax basis in the security generally should be treated as ordinary income.  If you sell a short-term security providing for a contingent return at maturity prior to the time the contingent return has been fixed, it is not clear whether the gain you recognize should be treated as ordinary income, capital gain, or a combination of ordinary income and capital gain.  You should consult your tax adviser regarding the treatment of gain on the sale of short-term securities providing for contingent payments.

If you are a cash-method U.S. Holder, unless you make the election to accrue income currently on a short-term security, you generally will be required to defer deductions for interest paid on indebtedness incurred to purchase or carry the security, in an amount not exceeding the accrued discount that you have not included in income.  As discussed above, it is unclear whether or how accrual of discount should be determined prior to the relevant determination date(s) in respect of contingent payments.  If you make the election to accrue income currently, that election will apply to all short-term securities acquired by you on or after the first day of the first taxable year to which that election applies.  You should consult your tax adviser regarding these rules.

Variable Rate Debt Instruments

The following discussion applies only to securities that are properly treated as variable rate debt instruments for U.S. federal income tax purposes (“VRDIs”), which will be indicated in the relevant pricing supplement.

Interest on VRDIs That Provide for a Single Variable Rate.  Stated interest on a VRDI that provides for a single variable rate (a “Single Rate VRDI”) will be treated as QSI and will be taxable to you as ordinary interest income at the time it accrues or is received, in accordance with your method of accounting for U.S. federal income tax purposes.  If the stated principal amount of a Single Rate VRDI exceeds its issue price by more than a specified de minimis amount, this excess will be treated as OID that you must include in income as it accrues as described above under “—Original Issue Discount.”  A VRDI that provides for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate where the variable rate on the issue date is intended to approximate the fixed rate (which will be presumed if the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 0.25%) will be treated as a Single Rate VRDI.

Interest on VRDIs That Provide for Multiple Rates.  We refer to VRDIs that provide for (i) multiple variable rates or (ii) one or more variable rates and a single fixed rate as “Multiple Rate VRDIs.”  Under applicable Treasury regulations, in order to determine the amount of QSI and OID in respect of Multiple Rate VRDIs, an equivalent fixed-rate debt instrument must be constructed.  The equivalent fixed-rate debt instrument is constructed in the following manner: (i) first, if the Multiple Rate VRDI contains a fixed rate, that fixed rate is converted to a variable rate that preserves the fair market value of the VRDI and (ii) second, each variable rate (including a variable rate determined under (i) above) is converted to a fixed rate substitute (which will generally be the value of that variable rate as of the issue date of the Multiple Rate VRDI) (the resulting debt instrument, the “equivalent fixed-rate debt instrument”).  The rules discussed in “—Original Issue Discount” are then applied to the equivalent fixed-rate debt instrument to determine the amount, if any, of OID and the timing of accrual of any OID.  You will be required to include the OID in income for U.S. federal income tax purposes as it accrues, in accordance with a constant-yield method based on a compounding of interest, as described above under “—Original Issue Discount.”  QSI on a Multiple Rate VRDI will generally be taxable to you as ordinary interest income at the time it accrues or is received, in accordance with your method of tax accounting.

Sale or Other Disposition of a VRDI.  Upon the sale or other taxable disposition of a VRDI, you generally will recognize capital gain or loss equal to the difference between the amount realized (other than amounts attributable to accrued QSI, which will be treated as a payment of interest) and your adjusted tax basis in the VRDI.

Your adjusted tax basis in a VRDI will equal its cost, increased by the amounts of OID (if any) you previously included in income with respect to the VRDI and decreased by any payments other than QSI you received.  Your gain or loss generally will be long-term capital gain or loss if you held the VRDI for more than one year at the time of disposition.

Contingent Payment Debt Instruments

The following discussion applies only to securities that are properly treated as contingent payment debt instruments for U.S. federal income tax purposes (“CPDIs”), which will be indicated in the relevant pricing supplement.

We are required to determine a “comparable yield” for each issuance of CPDIs.  The “comparable yield” is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the CPDIs, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the CPDIs.  Solely for purposes of determining the amount of interest income that you will be required to accrue, we are also required to construct a “projected payment schedule” in respect of the CPDIs representing a payment or a series of payments the amount and timing of which would produce a yield to maturity on the CPDIs equal to the comparable yield.

Unless otherwise provided in the relevant pricing supplement, we will provide, and you may obtain, the comparable yield for a particular offering of CPDIs, and the related projected payment schedule, in the final pricing supplement.

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual contingent amount(s), if any, that we will pay on the CPDIs.

For U.S. federal income tax purposes, you are required to use our determination of the comparable yield and projected payment schedule in determining interest accruals and adjustments in respect of your CPDIs, unless you timely disclose and justify the use of other estimates to the IRS.  Regardless of your accounting method for U.S. federal income tax purposes, you will be required to accrue as interest income OID on your CPDIs in each taxable year at the comparable yield, adjusted upward or downward to reflect the difference, if any, between the actual and the projected contingent payments on the CPDIs during the year (as described below).

You will be required for U.S. federal income tax purposes to accrue an amount of OID, for each accrual period prior to and including the maturity (or earlier sale, exchange or retirement) of a CPDI, that equals the product of (i) the “adjusted issue price” of the CPDI (as defined below) as of the beginning of the accrual period, (ii) the comparable yield of the CPDI, adjusted for the length of the accrual period and (iii) the number of days during the accrual period that you held the CPDI divided by the number of days in the accrual period.  For U.S. federal income tax purposes, the adjusted issue price of a CPDI is its issue price increased by any interest income you have previously accrued (determined without regard to adjustments due to differences between projected and actual payments) and decreased by the projected amounts of any payments previously made on the CPDI.

In addition to interest accrued based upon the comparable yield as described above, you will be required to recognize interest income equal to the amount of any net positive adjustment (i.e., the excess of actual contingent payments over projected contingent payments) in respect of a CPDI for a taxable year.  A net negative adjustment (i.e., the excess of projected contingent payments over actual contingent payments) in respect of a CPDI for a taxable year:

•	will first reduce the amount of interest in respect of the CPDI that you would otherwise be required to include in income in the taxable year; and

•
to the extent of any excess, will give rise to an ordinary loss, but only to the extent that the amount of all previous interest inclusions under the CPDI exceeds the total amount of your net negative adjustments treated as ordinary loss on the CPDI in prior taxable years.

A net negative adjustment is not subject to the limitation imposed on miscellaneous itemized deductions under Section 67 of the Code.  Any net negative adjustment in excess of the amounts described above may be carried forward to offset future interest income in respect of the CPDI or to reduce the amount realized on a sale, exchange or retirement of the CPDI.

If you purchase a CPDI for an amount that differs from its adjusted issue price, the general rules discussed above under “—Market Discount” and “—Acquisition Premium and Amortizable Bond Premium” will not apply.  Instead, you must reasonably determine the extent to which the difference between the price you paid for the CPDI and its adjusted issue price is attributable to a change in expectations as to the projected contingent payment, a change in interest rates, or both, and make certain adjustments.  You should consult your tax adviser regarding these adjustments.

Upon a sale or exchange of a CPDI, you generally will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange (reduced by any net negative adjustment carryforward, as described above) and your adjusted tax basis in the CPDI.  Your adjusted tax basis in the CPDI will equal the amount you paid to acquire your CPDI, increased by the amount of interest income you have previously accrued in respect of the CPDI (determined without regard to any of the positive or negative adjustments to interest accruals described above) and decreased by the amount of any projected payments in respect of the CPDI through the date of the sale or exchange.  At maturity, you will be treated as receiving the projected amount for that date (reduced by any carryforward of a net negative adjustment), and any difference between the amount actually received and that projected amount will be treated as a positive or negative adjustment governed by the rules described above.  You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions (reduced by the total amount of net negative adjustments previously taken into account as ordinary losses), and the balance as capital loss.  As with net negative adjustments, these ordinary losses are not subject to the limitation imposed on miscellaneous itemized deductions under Section 67 of the Code.  The deductibility of capital losses, however, is subject to limitations.  Additionally, if you recognize a loss above certain thresholds, you might be required to file a disclosure statement with the IRS, although this is uncertain.  You should consult your tax adviser regarding this reporting obligation.

Special rules may apply if one or more contingent payments becomes fixed prior to maturity.  For purposes of the preceding sentence, the payment will be treated as fixed if (and when) all remaining contingencies with respect to it are remote or incidental within the meaning of the applicable Treasury regulations.  The applicability of these rules, and their potential consequences, will depend upon the specific terms of the relevant offering.  Additional details regarding this issue may be provided in the relevant pricing supplement.

If you purchase CPDIs for an amount that is different from their “issue price,” you will be required to account for this difference, generally by allocating it reasonably among projected payments on the securities or daily portions of interest that you are required to accrue with respect to the securities and treating these allocations as adjustments to your income when the payment is made or the interest accrues.  You should consult your tax adviser with respect to the tax consequences of an investment in CPDIs, including the treatment of the difference, if any, between your basis in your securities and their adjusted issue price.

Foreign Currency Securities

General.  The following discussion describes certain special rules applicable to a U.S. Holder of debt securities that are denominated in a specified currency other than the U.S. dollar or the payments of interest and principal on which are payable in (or determined by reference to) a specified currency other than the U.S. dollar, which we refer to as “foreign currency securities.”  This discussion does not address foreign currency securities that provide for contingent payments or payments in or by reference to multiple currencies or dual currency securities, the tax treatment of which will be discussed in the relevant supplement.

The rules applicable to debt securities that are denominated in a currency other than the U.S. dollar could require gain or loss realized upon the sale, exchange or retirement of the securities that is attributable to fluctuations in currency exchange rates (“foreign currency gain or loss”) to be recharacterized as ordinary income or loss.  The rules applicable to foreign currency securities are complex, and their application may depend on your particular U.S. federal income tax situation.  For example, various elections are available under these rules, and whether you should make any of these elections may depend on your particular U.S. federal income tax situation.  You should consult your tax adviser regarding the U.S. federal income tax consequences of the ownership and disposition of foreign currency securities.

Payments of Interest on Foreign Currency Securities.  If you use the cash-method of accounting for U.S. federal income tax purposes and you receive a payment of QSI (or you receive proceeds from a sale, exchange or other disposition attributable to accrued interest) in a foreign currency with respect to a foreign currency security, you will be required to include in income the U.S. dollar value of the foreign currency payment, regardless of whether the payment is in fact converted to U.S. dollars at that time, and this U.S. dollar value will be your tax basis in the foreign currency received.  A cash-method holder who receives a payment of QSI in U.S. dollars should include the amount of this payment in income upon receipt.  To the extent that a cash-method holder is required to accrue OID on a foreign currency security, rules similar to the rules described in the following paragraph very generally will apply with respect to the foreign currency gain or loss.

If you use the accrual method of accounting for U.S. federal income tax purposes, you will be required to include in income the U.S. dollar value of the amount of interest income (including OID, but reduced by acquisition premium to the extent applicable) that has accrued and is otherwise required to be taken into account with respect to a foreign currency security during an accrual period.  The U.S. dollar value of the accrued income will be determined by translating the income at an average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year.  In addition to the interest income accrued as described above, you will recognize ordinary income or loss (which will not be treated as interest income or expense) with respect to accrued interest income on the date the interest payment or proceeds from the sale, exchange or other disposition attributable to accrued interest (or OID) is actually received.  The amount of ordinary income or loss recognized will equal the difference between the U.S. dollar value of the foreign currency payment received (determined based on a spot rate on the date the payment is received) in respect of the accrual period (or, where you receive U.S. dollars, the amount of the payment in respect of the accrual period) and the U.S. dollar value of interest income that has accrued during the accrual period (as determined above).  You may elect to translate interest income (including OID) for an interest accrual period into U.S. dollars at the spot rate on the last day of the interest accrual period (or, in the case of a partial accrual period, the last day of the taxable year) or, if the date of receipt is within five business days of the last day of the interest accrual period, the spot rate on the date of receipt.  You must apply this election consistently to all debt instruments from year to year and cannot change the election without the consent of the IRS.

Amortizable Bond Premium and Market Discount on Foreign Currency Securities.  Amortizable bond premium and market discount (each as defined above) on a foreign currency security are determined in the relevant foreign currency.  In general, accrued market discount is translated into U.S. dollars at the spot rate on the date of disposition of the foreign currency security.  However, if you elect to include market discount in income currently, the amount of market discount will be determined for any accrual period in the relevant foreign currency and then translated into U.S. dollars on the basis of the average exchange rate during the accrual period.  In that event, in addition to the income accrued as described above, you will recognize foreign currency gain or loss in accordance with the rules relating to accrued interest described in the paragraph immediately above.

If you elect to amortize bond premium, amortizable bond premium taken into account on a current basis will reduce interest income (in the relevant foreign currency).  You will realize foreign currency gain or loss with respect to amortized bond premium with respect to any period by treating that amortized bond premium in the same manner as a return of principal on the sale, exchange or retirement of a foreign currency security (as discussed below).  Any foreign currency gain or loss will be ordinary income or loss, as described below.  If the election is not made, any loss realized on the sale, exchange or retirement of a foreign currency security will be capital loss to the extent of the bond premium.

Tax Basis in Foreign Currency Securities.  Your tax basis in a foreign currency security, or the amount of any subsequent adjustment to your tax basis, will be the U.S. dollar value of the foreign currency amount paid for the security, or of the foreign currency amount of the adjustment, determined on the date of the purchase or adjustment.  If you purchase a foreign currency security with previously owned foreign currency, you will recognize ordinary income or loss in an amount equal to the difference, if any, between your tax basis in the foreign currency and the U.S. dollar fair market value of the foreign currency security on the date of purchase.

Sale, Exchange or Retirement of Foreign Currency Securities.  Foreign currency gain or loss realized upon the sale, exchange or retirement of a foreign currency security will be ordinary income or loss that is not treated as interest income or expense.  The amount of foreign currency gain or loss generally will equal the difference between the U.S. dollar value of your purchase price (reduced by any bond premium previously amortized as described above) in the foreign currency of the security, (i) determined on the date the payment is received in exchange for the security or the security is disposed of, and (ii) determined on the date you acquired the security.  Amounts attributable to accrued interest will be treated as interest, as described above.  Foreign currency gain or loss realized upon the sale, exchange or retirement of any foreign currency security will be recognized only to the extent of the total gain or loss realized on the sale, exchange or retirement of the foreign currency security.  Any gain or loss realized in excess of the foreign currency gain or loss will be capital gain or loss (except to the extent of accrued market discount or, in the case of a short-term security, to the extent of any discount not previously included in your income).  If you recognize an ordinary loss upon a sale or other disposition of a foreign currency security above certain thresholds, you may be subject to certain reporting requirements.

If you are a cash-method taxpayer who buys or sells a foreign currency security that is traded on an established market, you will be required to translate units of foreign currency paid or received into U.S. dollars at the spot rate on the settlement date of the purchase or sale.  Accordingly, no exchange gain or loss will result from currency fluctuations between the trade date and the settlement of the purchase or sale.  If you are an accrual-method taxpayer, you may elect the same treatment for all purchases and sales of foreign currency obligations traded on established securities markets.  This election cannot be changed without the consent of the IRS.  You will have a tax basis in any foreign currency received on the sale, exchange or retirement of a foreign currency security equal to the U.S. dollar value of the foreign currency, determined at the time of sale, exchange or retirement.  Any gain or loss on a sale or other disposition of foreign currency (including its exchange for U.S. dollars or its use to purchase foreign currency securities) will be ordinary income or loss.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a “Non-U.S. Holder.”  You are a “Non-U.S. Holder” if you are a beneficial owner of a debt security that is, for U.S. federal income tax purposes:

•	an individual who is a nonresident alien;

•	a foreign corporation; or

•	a foreign estate or trust.

You are not a “Non-U.S. Holder” for purposes of this discussion if you are (i) an individual who is present in the United States for 183 days or more in the taxable year of disposition of a security or (ii) a former citizen or resident of the United States.  If this paragraph applies or might apply, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, including the issues discussed below, in light of your circumstances.

Subject to the discussions below, you generally will not be subject to U.S. federal withholding or income tax in respect of amounts paid to you on, or received by you on the sale or exchange of, a debt security, provided that: (i) income in respect of the debt security is not effectively connected with your conduct of a U.S. trade or business and (ii) you provide a properly completed IRS Form W-8 appropriate to your circumstances certifying under penalties of perjury that you are not a United States person.

If you are engaged in a U.S. trade or business, and if income or gain from a security is effectively connected with your conduct of that trade or business (and, if an applicable income tax treaty so requires, is attributable to a permanent establishment in the United States), although exempt from withholding tax (subject to the discussion below under “—FATCA”), you generally will be subject to regular U.S. federal income tax on such income or gain in the same manner as if you were a U.S. Holder with respect to that income.  You will not be subject to withholding in this case if you provide a properly completed IRS Form W-8ECI.  If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of your debt securities, including the possible imposition of a 30% (or lower treaty rate) branch profits tax if you are a corporation.

Section 871(m) imposes a 30% withholding tax on certain “dividend equivalents” paid or deemed paid with respect to U.S. equities or equity indices under certain circumstances.  Several recent Treasury proposals could apply Section 871(m) in the future to securities linked to U.S. equities or equity indices offered under this prospectus, under certain circumstances, even in cases where no current payment is made under the securities.  Pursuant to published guidance, these regulations are not expected to apply to “grandfathered” debt securities issued prior to 90 days after the date that final regulations are published.  If a debt security is not grandfathered, no assurances can be given as to whether or how Section 871(m) will be applied to that security, if it is linked to U.S. equities or equity indices.  You should consult your tax adviser regarding the potential application of Section 871(m).  Where warranted, we will disclose further information regarding the possible application of Section 871(m) in the relevant pricing supplement.

We will not pay additional amounts with respect to any withholding taxes.

Information Reporting and Backup Withholding

Interest (including OID) accrued or paid on your securities and the proceeds received from a sale, exchange or other disposition of your securities will generally be subject to information reporting unless you are an “exempt recipient.”  You may also be subject to backup withholding on payments in respect of your securities unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules.  If you are a Non-U.S. Holder, you will not be subject to backup withholding if you provide a properly completed IRS Form W-8 appropriate to your circumstances.

Amounts withheld under the backup withholding rules are not additional taxes, and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA,” and regulations promulgated thereunder, generally will impose a 30% withholding tax on payments to certain foreign entities (including financial intermediaries) with respect to instruments such as the securities, unless various U.S. information reporting and due diligence requirements have been satisfied.  An intergovernmental agreement between the United States and the foreign entity’s jurisdiction may modify these requirements.  This regime will apply to payments of interest (including OID) and, if your securities mature or are redeemed after December 31, 2016, to the payment on your securities at maturity, as well as the proceeds of any sale or other disposition of a security after December 31, 2016.  You should consult your tax adviser regarding the potential application of FATCA to the debt securities.

We will not pay any additional amounts with respect to any withholding taxes.

THE TAX CONSEQUENCES TO YOU OF OWNING AND DISPOSING OF SECURITIES ARE UNCLEAR.  YOU SHOULD CONSULT YOUR TAX ADVISER REGARDING THE TAX CONSEQUENCES OF OWNING AND DISPOSING OF SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We may sell the securities being offered by this prospectus in three ways: (1) through underwriters, (2) through agents and (3) through dealers.  The agents, underwriters or dealers in the United States generally will include BSI or other affiliates of ours, and the agents, underwriters, or dealers outside the United States may include our affiliates.  We may designate agents from time to time to solicit offers to purchase these securities.  We will name any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, as amended (the “Securities Act”), and state any commissions we are to pay to that agent in the applicable pricing supplement.  That agent will be acting on a reasonable efforts basis for the period of its appointment or, if indicated in the applicable pricing supplement, on a firm commitment basis.

If we use any underwriters to offer and sell these securities, we will enter into an underwriting agreement with those underwriters when we and they determine the offering price of the securities, and we will include the names of the underwriters and the terms of the transaction in the applicable pricing supplement.

If we use a dealer to offer and sell these securities, we will sell the securities to the dealer, as principal, and will name the dealer in the applicable pricing supplement.  The dealer may then resell the securities to the public at varying prices to be determined by that dealer at the time of resale.

Our net proceeds will be the purchase price in the case of sales to a dealer, the public offering price less discount in the case of sales to an underwriter or the purchase price less commission in the case of sales through an agent—in each case, less other expenses attributable to issuance and distribution.

In order to facilitate the offering of these securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of these securities or any other securities the prices of which may be used to determine payments on these securities.  Specifically, the underwriters may sell more securities than they are obligated to purchase in connection with the offering, creating a short position for their own accounts.  A short sale is covered if the short position is no greater than the number or amount of securities available for purchase by the underwriters under any overallotment option.  The underwriters can close out a covered short sale by exercising the overallotment option or purchasing these securities in the open market.  In determining the source of securities to close out a covered short sale, the underwriters will consider, among other things, the open market price of these securities compared to the price available under the overallotment option.  The underwriters may also sell these securities or any other securities in excess of the overallotment option, creating a naked short position.  The underwriters must close out any naked short position by purchasing securities in the open market.  A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of these securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the underwriters may bid for, and purchase, these securities or any other securities in the open market to stabilize the price of these securities or of any other securities.  Finally, in any offering of the securities through a syndicate of underwriters or dealer group, the agent acting on behalf of the underwriting syndicate or for itself may also reclaim selling concessions allowed to an underwriter or a dealer for distributing these securities in the offering, if the agent repurchases previously distributed securities to cover syndicate short positions or to stabilize the price of these securities.  Any of these activities may raise or maintain the market price of these securities above independent market levels or prevent or retard a decline in the market price of these securities.  The underwriters are not required to engage in these activities and may end any of these activities at any time.

Each underwriter, agent or dealer participating in the offering of the securities will represent and agree that it will comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers, sells or delivers the securities or possesses or distributes the applicable pricing supplement or this prospectus and will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the securities under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes purchases, offers or sales of the securities, and we shall not have responsibility for the underwriter’s, agent’s or dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

With respect to sales of securities in any jurisdictions outside of the United States, purchasers of any such securities may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page of the applicable pricing supplement.

Any underwriter, agent or dealer utilized in the initial offering of securities will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

BSI is a wholly owned subsidiary of BBVA Compass.  Each initial offering of securities will be conducted in compliance with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate.  Following the initial distribution of any of these securities, BSI and other affiliates of BBVA Compass may offer and sell these securities in the course of their business as broker dealers. BSI and other affiliates may act as principals or agents in these transactions and may make any sales at varying prices related to prevailing market prices at the time of sale or otherwise.  BSI and other affiliates may use this prospectus in connection with these transactions.  Neither BSI nor any other affiliate is obligated to make a market in any of these securities and may discontinue any market making activities at any time without notice.

Underwriters, agents and dealers participating in offerings of the securities that are not our affiliates may presently or from time to time engage in business transactions with us, including extending loans to us.

LEGAL MATTERS

The validity of the securities will be passed on for BBVA Compass by Brian Herrick, Assistant General Counsel of BBVA Compass, and Davis Polk & Wardwell LLP, New York, New York.  Davis Polk & Wardwell LLP is rendering legal opinions as to certain legal matters on behalf of BBVA Compass. Certain legal matters related to the offering of the securities may be passed upon for the underwriters by counsel to be identified in the applicable pricing supplement.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA plans”) should consider the fiduciary standards of ERISA in the context of the ERISA plan’s particular circumstances before authorizing an investment in the securities.  Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA plan.

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA plans, as well as plans (including individual retirement accounts and Keogh plans) subject to Section 4975 of the Code (together with ERISA plans, “plans”), from engaging in certain transactions involving the “plan’s assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code (in either case, “Parties in Interest”) with respect to such plans.  As a result of our business, we, and our current and future affiliates, may be Parties in Interest with respect to many plans.  Where we (or our affiliate) are a Party in Interest with respect to a plan (either directly or by reason of our ownership interests in our directly or indirectly owned subsidiaries), the purchase and holding of the securities by or on behalf of the plan could be a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the plan involved in the transaction and provided further that the plan pays no more, and receives no less than, adequate consideration in connection with the transaction (the so-called “service provider exemption”).  There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the securities and assets of a plan.

Unless otherwise noted in the pricing supplement, product supplement or prospectus supplement, the securities may not be purchased or held by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service-provider exemption or there is some other basis on which the purchase and holding of the securities will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.  Each purchaser or holder of the securities or any interest therein will be deemed to have represented by its purchase or holding of the securities that (a) it is not a plan and its purchase and holding of the securities is not made on behalf of or with “plan assets” of any plan or (b) its purchase and holding of the securities will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Certain governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“non-ERISA arrangements”) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”).  Accordingly, each such purchaser or holder of the securities shall be required to represent (and deemed to have represented by its purchase of the securities) that such purchase and holding is not prohibited under applicable Similar Laws.

Due to the complexity of these rules, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1, 84-14, the service provider exemption or some other basis on which the acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the securities does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws.  The sale of any securities to any plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans or non-ERISA arrangements generally or any particular plan or non-ERISA arrangement, or that such an investment is appropriate for plans or non-ERISA arrangements generally or any particular plan or non-ERISA arrangement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following are the expenses of the issuance and distribution of the securities being registered, all of which will be paid by the Registrant. All of these expenses are estimated other than the registration fee.

Registration fee	$174,300
Rating agency fees	250,000
Legal fees and expenses	250,000
Accounting fees and expenses	100,000
Trustee’s and depositary’s fees and expenses (including counsel fees)	400,000
FINRA fee	0
Total	$1,174,300

Item 15. Indemnification of Directors and Officers

Section 17 of Article V of BBVA Compass Bancshares, Inc.’s bylaws provides that BBVA Compass Bancshares, Inc. shall indemnify any person made a party to or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of BBVA Compass Bancshares, Inc., or is or was serving at the request of BBVA Compass Bancshares, Inc. as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

In Section 17 of Article V of BBVA Compass Bancshares, Inc.’s bylaws, BBVA Compass Bancshares, Inc. makes mandatory for directors and officers the indemnification provided for in Section 8.101 of the Texas Business Organizations Code, which provides that, subject to certain limitations, a corporation may indemnify a governing person, former governing person, or delegate who was, is, or is threatened to be made a respondent in a proceeding to the extent permitted by Section 8.102 of the Texas Business Organizations Code if it is determined in accordance with Section 8.103 of the Texas Business Organizations Code that:

(1) the person:

(A) acted in good faith;

(B) reasonably believed:

(i) in the case of conduct in the person’s official capacity, that the person’s conduct was in the corporation’s best interests; and

(ii) in any other case, that the person’s conduct was not opposed to the corporation’s best interests; and

(C) in the case of a criminal proceeding, did not have a reasonable cause to believe the person’s conduct was unlawful.

(2) with respect to expenses, the amount of expenses other than a judgment is reasonable; and

(3) indemnification should be paid.

BBVA Compass Bancshares, Inc. also maintains directors’ and officers’ liability insurance.

Item 16. Exhibits

Reference is made to the Exhibit Index included herewith which is incorporated herein by reference.

Item 17. Undertakings

(a)   The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the United States Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the United States Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)   Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)   Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)   That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)   Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the United States Securities and Exchange Commission under section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, BBVA Compass Bancshares, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, state of Texas on April 13, 2015.

BBVA Compass Bancshares, Inc.

By: /s/ Manuel Sánchez Rodriguez
Name: Manuel Sánchez Rodriguez
Title: Chairman of the Board of Directors,
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Angel Reglero, B. Shane Clanton and Kirk P. Pressley, each of them singly, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement (any of which amendments may make such changes and additions to this Registration Statement as such attorneys-in-fact may deem necessary or appropriate) and to file the same, with all exhibits thereto, and any other documents that may be required in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following person in the capacities indicated on April 13, 2015.

/s/ Manuel Sánchez Rodriguez	Director, Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)
Manuel Sánchez Rodriguez
/s/ Angel Reglero	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Angel Reglero
/s/ Kirk P. Pressley	Executive Vice President and Controller (Principal Accounting Officer)
Kirk P. Pressley
/s/ William C. Helms	Director, Vice Chairman of the Board of Directors
William C. Helms
/s/ Eduardo Aguirre, Jr.	Director
Eduardo Aguirre, Jr.

/s/ Shelaghmichael C. Brown	Director
Shelaghmichael C. Brown
/s/ José María García Meyer-Döhner	Director
José María García Meyer-Döhner
/s/ Fernando Gutiérrez Junquera	Director
Fernando Gutiérrez Junquera
/s/ Charles E. McMahen	Director
Charles E. McMahen
/s/ Glen E. Roney	Director
Glen E. Roney
/s/ Raúl Santoro de Mattos Almeida	Director
Raúl Santoro de Mattos Almeida
/s/ J. Terry Strange	Director
J. Terry Strange
/s/ Guillermo F. Treviño	Director
Guillermo F. Treviño
/s/ Lee Quincy Vardaman	Director
Lee Quincy Vardaman
/s/ Mario Max Yzaguirre	Director
Mario Max Yzaguirre

EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Distribution Agreement for Debt Securities
1.2	Form of Distribution Agreement for Preferred Stock and Depositary Shares*
3.1
Amended and Restated Certificate of Formation, certified as of April 10, 2015 by the Secretary of State of the State of Texas (incorporated herein by reference to Exhibit 3.1 of BBVA Compass Bancshares, Inc.’s Form 8-K filed with the United States Securities and Exchange Commission on April 13, 2015, File No. 000-55106)

3.2
Bylaws of BBVA Compass Bancshares, Inc. (incorporated herein by reference to Exhibit 3.2 of BBVA Compass Bancshares, Inc.’s Registration Statement on Form 10 filed with the United States Securities and Exchange Commission on November 22, 2013, File No. 000-55106)

4.1	Form of Senior Debt Indenture between BBVA Compass Bancshares, Inc. and U.S. Bank National Association, as trustee
4.2	Form of Subordinated Debt Indenture between BBVA Compass Bancshares, Inc. and U.S. Bank National Association, as trustee
4.3	Form of Fixed Rate Senior Note
4.4	Form of Floating Rate Senior Note
4.5	Form of Fixed Rate Subordinated Note
4.6	Form of Floating Rate Subordinated Note
4.7	Form of Certificate of Preferred Stock*
4.8	Form of Deposit Agreement (including Form of Depositary Receipt)*
5.1	Opinion of Assistant General Counsel of BBVA Compass Bancshares, Inc.
5.2	Opinion of Davis Polk & Wardwell LLP
12.1	Calculation of Consolidated Ratios of Earnings to Fixed Charges
23.1	Consent of Assistant General Counsel of BBVA Compass Bancshares, Inc. (included in Exhibit 5.1)
23.2	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.2)
23.3	Tax Consent of Davis Polk & Wardwell LLP
23.4	Consent of Deloitte & Touche LLP
24.1	Powers of Attorney of Certain Directors of BBVA Compass Bancshares, Inc. (included in this Registration Statement)
25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association, as trustee under the Senior Debt Indenture dated April 3, 2015
25.2	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association, as trustee under the Subordinated Debt Indenture dated April 3, 2015

*    To be filed by amendment or as an exhibit to a document filed under the Securities Exchange Act of 1934, as amended, and incorporated herein by reference.